UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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DENNY’S CORPORATION
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(Name of person(s) filing proxy statement, if other than the registrant)

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203 East Main Street
Spartanburg, South Carolina 29319
April 14, 2016
To Our Stockholders:
You are cordially invited to attend the Annual Meeting of Stockholders of Denny’s Corporation to be held at 8:30 a.m., Eastern Time, on Tuesday, May 24, 2016. This year's annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to participate in the annual meeting online, vote your shares electronically and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/DENN2016.
Instructions regarding how to attend the meeting online and details concerning the business to be conducted at the annual meeting are more fully described in the accompanying formal Notice of Meeting and Proxy Statement.
We are pleased to provide access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission's "notice and access" rules. As a result, a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our proxy materials, including this proxy statement and our 2015 Annual Report, is being mailed to stockholders on or about April 14, 2016. The Notice also provides instructions on how stockholders can receive paper copies of our proxy materials as well as instructions on how to vote over the Internet, by telephone or by mail.
Whether or not you attend the meeting online, it is important to us that your shares be represented and voted at the meeting. I urge you to sign, date and return the enclosed proxy card or vote via telephone or the Internet as directed on the proxy card, at your earliest convenience.
Thank you for your continued interest in and ongoing support of the Denny's brand.

On Behalf of the Board of Directors,

Sincerely,

Debra Smithart-Oglesby
Board Chair

___________________
NOTICE OF MEETING
___________________
Spartanburg, SC
April 14, 2016
The Annual Meeting of Stockholders of Denny’s Corporation will be held on Tuesday, May 24, 2016 at 8:30 a.m., Eastern Time, for the following purposes as described in the accompanying Proxy Statement:

1.	To elect the ten (10) nominees named in the accompanying Proxy Statement to the Board of Directors;

2.	To ratify the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries for the year ending December 28, 2016;

3.	To vote on a non-binding advisory resolution to approve the compensation paid to the Company’s named executive officers;

4.	To amend the Company's By-laws to designate Delaware as the exclusive forum for certain legal actions; and

5.	To transact such other business as may properly come before the meeting.
This year's annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to participate in the annual meeting online, vote your shares electronically and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/DENN2016. Because the annual meeting is virtual and being conducted via live webcast, stockholders will not be able to attend the annual meeting in person. Details regarding how to participate in the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying proxy statement.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 24, 2016
The proxy statement and the 2015 Annual Report of Denny’s Corporation are available at http://materials.proxyvote.com/24869P.
YOUR VOTE IS IMPORTANT
Only holders of record of Denny’s Corporation common stock at the close of business on March 29, 2016 will be entitled to notice of, and to vote at, the annual meeting.
Whether or not you plan to participate in the annual meeting online, we hope you will vote as soon as possible in advance of the meeting. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card. Voting over the Internet or by telephone or written proxy will ensure your representation at the annual meeting regardless of whether you attend the virtual meeting.

By order of the Board of Directors,

J. Scott Melton
Assistant General Counsel, Corporate Governance Officer and Secretary

Proxy Statement Table of Contents

__________________
PROXY STATEMENT
__________________
April 14, 2016
GENERAL

Introduction
The Annual Meeting of Stockholders of Denny’s Corporation, a Delaware corporation, will be held on Tuesday, May 24, 2016, at 8:30 a.m., Eastern Time (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Denny’s Corporation (the “Board”) to be used at the upcoming Annual Meeting. The information provided herein concerns not only Denny’s Corporation, but also Denny’s, Inc., a subsidiary which Denny’s Corporation wholly owns, in that substantially all operations of Denny’s Corporation are currently conducted through Denny’s, Inc. Because the Annual Meeting is virtual and being held via live webcast, stockholders will not be able to attend the Annual Meeting in person.

Stockholder Voting
You may vote at the Annual Meeting either by proxy or personally at the Annual Meeting. Only holders of record of common stock of Denny’s Corporation, par value $0.01 per share (the “Common Stock”) as of the close of business on March 29, 2016 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. This Proxy Statement is first being made available to each such stockholder beginning on or about April 14, 2016.

Voting by Proxy
To vote by proxy, you must either properly execute and return (prior to the Annual Meeting) the proxy card, or follow the instructions set forth in the enclosed proxy card to vote by phone or on the Internet. Where you have appropriately specified how your proxy is to be voted, it will be voted accordingly. If no specifications are made, your proxy will be voted (i) in favor of the ten (10) nominees to the Board, (ii) in favor of the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries (collectively, the “Company”) for the year ending December 28, 2016, (iii) in favor of the non-binding advisory resolution to approve the compensation of the Company’s named executive officers, and (iv) in favor of the amendment to the Company's By-laws to designate Delaware as the exclusive forum for certain legal actions, as described herein. The Company does not know of any matter that is not referred to herein to be presented for action at the Annual Meeting. If any other matter of business is brought before the Annual Meeting, the proxy holders may vote the proxies at their discretion.
If you execute a proxy, you may revoke it at any time before it is exercised by delivering a written notice to J. Scott Melton, Assistant General Counsel, Corporate Governance Officer and Secretary of Denny’s Corporation, either at the Annual Meeting or prior to the date of the Annual Meeting at the Denny’s Corporation Corporate offices, 203 East Main Street, Spartanburg, South Carolina 29319, by executing and delivering a later-dated proxy, or by attending the virtual meeting and voting online. If you vote by telephone or by accessing the Internet voting website, you may also revoke your proxy by re-voting using the same procedure no later than 11:59 p.m., Eastern Time, on Monday, May 23, 2016.

Voting at the Meeting

Many of our stockholders hold their shares through stockbrokers, banks, or other nominees, rather than directly in their own names (i.e., a stockholder of record). If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are a stockholder of record. As a stockholder of record, you have the right to grant your voting proxy directly to the Company and vote your shares by proxy in the manner described above, or you may personally vote your shares at the Annual Meeting. To attend and vote personally at the meeting, visit www.virtualshareholdermeeting.com/DENN2016, using the 16-digit control number on the Notice of Internet Availability of Proxy Materials (the "Notice") or other proxy card. Even if you plan to attend, we recommend that you vote in advance by proxy, in case you later change your mind and determine not to attend the meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or other nominee, who is considered to be the stockholder of record. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the Annual Meeting online. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting online unless you obtain a legal proxy from your nominee authorizing you to do so. Your nominee has sent you instructions on how to direct the nominee’s vote. You may vote by following those instructions and the instructions in the Notice.

Voting Requirements
At the Annual Meeting, holders of Common Stock will have one vote per share and a quorum, consisting of a majority of the outstanding shares of Common Stock as of the Record Date, represented in person or by proxy, will be required for the transaction of business by stockholders. A quorum being present, directors will be elected and the other actions proposed in the accompanying Notice of Meeting (other than the proposed amendment to the By-laws) will be decided by a majority of votes cast on the matter. Approval of the proposed amendment to the By-laws will require the affirmative vote of a majority of the stock issued and outstanding and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached, but will not be counted in determining the number of shares voted “for” or “against” any director-nominee or on any other proposal, and therefore will not affect the outcome of any proposal (other than the proposed amendment to the By-laws). Abstentions and broker non-votes will effectively constitute votes against the proposed amendment to the By-laws. As of the close of business on the Record Date, 76,914,225 shares of Common Stock were issued and outstanding and entitled to be voted at the Annual Meeting.

Attending the Annual Meeting

This year’s Annual Meeting will be a completely virtual meeting of stockholders and will be webcast live over the Internet. Please go to www.virtualshareholdermeeting.com/DENN2016 for instructions on how to attend and participate in the Annual Meeting. Any stockholder may attend and listen live to the webcast of the Annual Meeting over the Internet at such site. Stockholders as of the Record Date may vote and submit questions while attending the Annual Meeting via the Internet by using the 16-digit control number included in the Notice or proxy card that accompanied these proxy materials. The webcast starts at 8:30 a.m., Eastern Time. We encourage you to access the meeting prior to the start time.

Equity Security Ownership

Principal Stockholders
The following table sets forth the beneficial ownership of Common Stock by each stockholder known by the Company as of March 29, 2016, unless otherwise indicated, to own more than 5% of the outstanding shares of Common Stock. As of March 29, 2016, 76,914,225 shares of the Common Stock were issued and outstanding and entitled to be voted at the Annual Meeting.

Name and Address	Amount and Nature of Beneficial Ownership		Percentage of Common Stock
Avenir Corporation
1775 Pennsylvania Avenue NW, Suite 650 Washington, DC 20006	8,949,943	(1)	11.6%
T. Rowe Price Associates, Inc.
100 E. Pratt Street Baltimore, MD 21202	6,674,804	(2)	8.7%
BlackRock, Inc.
(and related entities) 55 East 52nd Street New York, NY 10055	4,830,322	(3)	6.3%
Keeley Asset Management Corp.
(and related entities) 111 West Jackson Blvd., Suite 810 Chicago, IL 60604	4,581,717	(4)	6.0%
The Vanguard Group, Inc.
(and related entities) 100 Vanguard Blvd. Malvern, PA 19355	4,497,230	(5)	5.8%
Wells Fargo & Company
(and related entities) 420 Montgomery Street San Francisco, CA 94104	4,208,491	(6)	5.5%
_________

(1)
Based upon the Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2016, Avenir Corporation, an investment adviser, is the beneficial owner of and has sole voting power and sole investment power with respect to the listed shares.

(2)
Based upon the Schedule 13G/A filed with the SEC on February 9, 2016, T. Rowe Price Associates, Inc., an investment adviser, is the beneficial owner of 6,674,804 shares and has sole voting power with respect to 1,541,855 shares and sole investment power with respect to 6,674,804 shares.

(3)
Based upon the Schedule 13G/A filed with the SEC on January 26, 2016, BlackRock, Inc., as a parent holding company, is the beneficial owner of 4,830,322 shares and has sole voting power with respect to 4,605,678 shares and sole investment power with respect to 4,830,322 shares. Aggregate beneficial ownership reported by BlackRock, Inc. is on a consolidated basis and includes beneficial ownership of its subsidiaries BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd. and BlackRock Investment Management, LLC.

(4)
Based upon the Schedule 13G/A filed with the SEC on February 8, 2016, Keeley Asset Management Corp., an investment adviser, is the beneficial owner of 4,581,717 shares and has sole voting power with respect to 4,305,467 shares and sole investment power with respect to 4,581,717 shares.

(5)
Based upon the Schedule 13G filed with the SEC on February 11, 2016, The Vanguard Group, Inc., an investment adviser, is the beneficial owner of 4,497,230 shares and has sole voting power with respect to 159,781 shares, shared voting power with respect to 9,600 shares, sole investment power with respect to 4,333,049 shares and shared investment power with respect to 164,181 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 154,581 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting power of these shares. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 14,800 shares as a result of its serving as investment manager of Australian investment offerings. VIA directs the voting power of these shares.

(6)
Based upon the Schedule 13G filed with the SEC on January 29, 2016, Wells Fargo & Company, a parent holding company, is the beneficial owner of 4,208,491 shares, has sole voting power and sole investment power with respect to 28,669 shares, shared voting power with respect to 4,016,949 shares and shared investment power with respect to 4,179,347 shares. Aggregate beneficial ownership reported by Wells Fargo & Company is on a consolidated basis and includes beneficial ownership of its subsidiaries Wells Capital Management Incorporated, Wells Fargo Advisors, LLC, Wells Fargo Bank, N.A., Wells Fargo Delaware Trust Company, NA, Wells Fargo Advisors Financial Network, LLC, Golden Capital Management, LLC and Wells Fargo Funds Management, LLC.

Management
The following table sets forth, as of March 29, 2016, the beneficial ownership of Common Stock by: (i) each current member of the Board, (ii) each director nominee of Denny’s Corporation to the Board, (iii) each named executive officer included in the Summary Compensation Table elsewhere in this Proxy Statement, and (iv) all current directors and executive officers of Denny’s Corporation as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name	Amount and Nature of Beneficial Ownership(1)(2)	Percentage of Common Stock
Gregg R. Dedrick	85,903	*
José M. Gutiérrez	63,661	*
George W. Haywood	64,478	*
Brenda J. Lauderback	141,780	*
Robert E. Marks	301,253	*
John C. Miller	842,358	1.1%
Donald C. Robinson	131,555	*
Debra Smithart-Oglesby	315,517	*
Laysha Ward	95,411	*
F. Mark Wolfinger	1,085,751	1.4%
Christopher D. Bode	38,615	*
Stephen C. Dunn	94,297	*
Timothy E. Flemming	275,501	*
All current directors and executive officers as a group (15 persons)	3,711,703	4.7%
____________

*	Less than 1%.

(1)
The Common Stock listed as beneficially owned by the following individuals includes shares of Common Stock which such individuals have the right to acquire (within sixty (60) days of March 29, 2016) through the exercise of stock options: (i) Mr. Marks (37,800 shares), (ii) Ms. Smithart-Oglesby (37,800 shares), (iii) Mr. Wolfinger (465,900 shares), (iv) Mr. Miller (200,000 shares), (v) Mr. Flemming (166,300 shares), and (vi) all current directors and executive officers as a group (975,700 shares).

(2)
The Common Stock listed as beneficially owned by the following individuals includes shares of Common Stock which such individuals have the vested right to acquire (within sixty (60) days of March 29, 2016) through the conversion of either restricted stock units or deferred stock units on a designated date or upon termination of service as a director of Denny’s Corporation: (i) Mr. Dedrick (24,500 shares), (ii) Mr. Gutiérrez (63,661 shares), (iii) Mr. Haywood (64,478 shares), (iv) Ms. Lauderback (141,780 shares), (v) Mr. Marks (146,848 shares), (vi) Mr. Robinson (131,555 shares), (vii) Ms. Smithart-Oglesby (193,286 shares), (viii) Ms. Ward (83,961 shares), and (ix) all current directors and executive officers as a group (850,069 shares).

Equity Compensation Plan Information
The following table sets forth information as of December 30, 2015 with respect to compensation plans of the Company under which equity securities of Denny’s Corporation are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	3,575,903	(1)	$3.08	2,455,041	(3)
Equity compensation plans not approved by security holders	200,000	(4)	3.89	827,589	(5)
Total	3,775,903		$3.20	3,282,630

_____________

(1)	Includes shares issuable in connection with our outstanding stock options, performance share awards and restricted stock units awards.

(2)	Includes the weighted-average exercise price of stock options only.

(3)
Includes shares of Common Stock available for issuance as awards of stock options, restricted stock, restricted stock units, deferred stock units and performance awards under the Denny’s Corporation 2012 Omnibus Incentive Plan (the “2012 Omnibus Plan”).

(4)
Includes shares of Common Stock issuable pursuant to the grant or exercise of employment inducement awards of stock options and restricted stock units granted outside of the Denny’s Incentive Plans in accordance with NASDAQ Listing Rule 5635(c)(4).

(5)	Includes shares of Common Stock available for issuance as awards of stock options and restricted stock units outside of the Denny's Incentive Plans in accordance with NASDAQ Listing Rule 5635(c)(4).

ELECTION OF DIRECTORS
Nominees for Election as Directors of Denny’s Corporation
As permitted under the By-laws of Denny’s Corporation (the “By-laws”), the Board has set ten (10) as the number of directors effective currently and as of May 24, 2016 to constitute the Board. Accordingly, it is intended that proxies in the accompanying form will be voted at the Annual Meeting for the election of ten (10) nominees to the Board. These nominees are: Gregg R. Dedrick, José M. Gutiérrez, George W. Haywood, Brenda J. Lauderback, Robert E. Marks, John C. Miller, Donald C. Robinson, Debra Smithart-Oglesby, Laysha Ward, and F. Mark Wolfinger, each of whom has consented to serve and be named in this Proxy Statement and will serve as a director, if elected, until the 2017 Annual Meeting of Stockholders and until his or her successor shall be elected and shall qualify, except as otherwise provided in Denny’s Corporation’s Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”), and the By-laws. Each nominee currently serves as a director.
If for any reason any nominee named above is not a candidate when the election occurs, it is intended that proxies in the accompanying form will be voted for the election of the other nominees named above and may be voted for any substitute nominee or, in lieu thereof, the Board may reduce the number of directors in accordance with the Restated Certificate of Incorporation and the By-laws.

Business Experience
The name, age, present principal occupation or employment, directorships and the material occupations, positions, offices or employments for at least the past five years, of each current director (and director nominee) of Denny’s Corporation are set forth below. Unless otherwise indicated, each such person has held the occupation listed opposite his or her name for at least the past five years.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Director Since

Gregg R. Dedrick	57	Director of Denny's Corporation; co-founder of Whole Strategies, an organizational consulting firm (2009-2013); Executive Vice President of Yum Brands, Inc., an operator of fast food restaurants (2008-2009); President and Chief Concept Officer of KFC, a chicken restaurant chain (2003-2008).	2010

José M. Gutiérrez	54
Director of Denny's Corporation; Senior Executive Vice President, Executive Operations, AT&T Services, Inc. (December 2014-present); President of AT&T Wholesale Solutions (2012-2014), a unit of AT&T, Inc. focused on wholesale sales of communication products and services; President and Chief Executive Officer of AT&T Advertising Solutions (2010-2012), a subsidiary of AT&T, Inc, devoted to publishing and sales of Yellow and White Pages directory advertising; President of AT&T Global Enterprise Solutions (2008-2010), a unit of AT&T, Inc. focused on providing wireless, wireline, and mobility products and services for businesses worldwide; President and Chief Executive Officer of AT&T Southwest (2006-2008), a subsidiary for AT&T, Inc. providing telecommunication products and services to the southwestern United States.
			2013

George W. Haywood	63	Director of Denny's Corporation; Self-employed private investor (1998-present); Director, Corporate and High Yield Bond Investments, Moore Capital, a hedge fund management firm (1994-1998). Managing Director and Head of Corporate Bond Trading, Lehman Brothers (1982-1994).	2011

Brenda J. Lauderback	65	Director of Denny's Corporation; Retired; President of Wholesale and Retail Group of Nine West Group, Inc., a footwear manufacturer and distributor (1995-1998); President of Wholesale Division of U.S. Shoe Corporation, a footwear manufacturer and distributor (1993-1995); Vice President and General Merchandise Manager of Target Corporation (formerly Dayton Hudson) (1982-1993). Director of Wolverine World Wide, Inc., and Select Comfort Corporation.	2005

Robert E. Marks	64
Director of Denny's Corporation; President of Marks Ventures, LLC, a private equity investment firm (1994-present); Chairman of the Board of Directors of Denny's Corporation (2004-2006); Director of Trans World Entertainment Corporation and Terra Income Fund 6, a business development company specializing in making secured subordinated loans in the real estate field, and a member of the Board of Trustees of the Greenwich Library. From 1982-1994, Managing Director and co-head of leverage buyout investing at Carl Marks & Co. Inc. Member of the board of directors of 15 private companies most of which were during this period.
			1998

John C. Miller	60	Director of Denny's Corporation; Chief Executive Officer and President of Denny's Corporation (2011-present); Chief Executive Officer and President of Taco Bueno Restaurants, Inc., an operator and franchisor of quick-service Mexican eateries (2005-2011); President of Romano’s Macaroni Grill (1997-2004).	2011

Donald C. Robinson	63	Director of Denny's Corporation; President of Potcake Holdings, LLC, a hospitality consulting firm (2015 - present), President and Chief Operating Officer of All Aboard Florida–Operations, LLC, a passenger high-speed rail company from Miami to Orlando, Florida (2013- 2015); President of Baha Mar Resorts, Ltd., a resort development in Nassau, Bahamas (2006-2012); Group Managing Director, Hong Kong Disneyland (2001-2006); Senior Vice President, Walt Disney World Operations (1998-2001).	2008

Debra Smithart-Oglesby	61	Director of Denny's Corporation; Chair of the Board of Directors of Denny's Corporation (2006-present); Interim Chief Executive Officer of Denny's Corporation (June 2010-January 2011); President of O/S Partners, private investment and consulting services firm (2000-present); Chief Financial Officer of Dekor, Inc., a home improvement and decorating retail company (2000); President of Corporate Services and Chief Financial Officer of First America Automotive, Inc. (1997-1999). Director of Cedar Fair Entertainment Company and member of the Board of Trustees of Georgia Gwinnett College.	2003

Laysha Ward	48	Director of Denny's Corporation; Executive Vice President & Chief Corporate Social Responsibility Officer, Target Corporation (2014-present); President, Community Relations, Target Corporation (2008-2014); Vice President, Community Relations, Target Corporation (2003-2007).	2010

F. Mark Wolfinger	60	Director of Denny's Corporation; Executive Vice President, Chief Administrative Officer and Chief Financial Officer of Denny's Corporation (2008-present); Executive Vice President, Growth Initiatives and Chief Financial Officer of Denny's Corporation (2006-2008); Chief Financial Officer of Denny's Corporation (2005-2008).	2011

Director Qualifications and Skills
We believe that each of our nominees has professional experience in areas relevant to our strategy and operations. Many of our directors served in key management positions in a wide range of businesses, including retail and restaurant businesses through which they have developed, as a group, expertise and experience in core business skills such as strategy and business development, innovation, operations, brand management, finance, compensation and leadership development, and compliance and risk management. We also believe each of our nominees has other attributes necessary to create an effective board: the willingness to engage management and each other in a constructive and collaborative fashion; high personal and professional ethics, integrity and values; good judgment; analytical minds; the willingness to offer a diverse perspective; the ability to devote significant time to serve on our Board and its committees; and a commitment to representing the long-term interests of all our stockholders. As a collective, our Board has a broad set of competencies and experiences making it well suited to further the interests of Denny’s Corporation, its stockholders and other stakeholders.
Set out below are the specific experience, qualifications, attributes and skills of each of our directors which led the Board to the conclusion that each individual should be nominated as a director of Denny’s Corporation.
Gregg R. Dedrick – Mr. Dedrick has held various senior executive positions at KFC, Yum Brands, Pepsi-Cola and Pizza Hut with nearly 30 years of experience in operations and organizational resource planning in franchised-based consumer and restaurant systems. From 2003-2008 he served for five years as the President and Chief Concept Officer of KFC. During that time he led the revitalization of the brand including a refreshing of the logo, a new advertising campaign, a new restaurant design and multiple new products (among them were Snackers, Famous Bowls and the Grilled Chicken product). Prior to that he served in several senior leadership roles including five years as Executive Vice President of Yum Brands where he was responsible for several corporate staff functions (HR, IT, Shared Services) and was on the original executive team responsible for the design and execution of the “spin-off” of the company from PepsiCo in 1997. He is credited with being the architect of the culture and design of the new Yum organization.
Upon leaving his corporate career, Mr. Dedrick co-founded Whole Strategies, an organizational consulting firm, in 2009. He is a past Director at Summit Energy - a private energy company which was subsequently sold to Schneider Electric. He also serves on several non-profit boards. Mr. Dedrick graduated with a Bachelor of Science degree from Cornell University in 1981.
José M. Gutiérrez – Mr. Gutiérrez, Senior Executive Vice President, Executive Operations, AT&T Services, Inc. is a telecom executive with nearly 25 years of experience in the industry, successfully leading a range of AT&T business units during his tenure with the company.
Prior to December 2014, Mr. Gutiérrez served as President, AT&T Wholesale Solutions, where he was responsible for leading the organization that provides a full portfolio of industry-leading telecommunications solutions -- including end-to-end voice, data, mobility, IP, outsourcing and professional service solutions -- to wholesale customers in more than 150 countries. Additionally, Mr. Gutiérrez has served as President and CEO of AT&T Advertising Solutions, President of AT&T Global Enterprise Solutions, President and CEO of AT&T Southwest (also known as Southwestern Bell), and President of Industry Markets. He also has held other key leadership roles at the company, including Managing Director of Investor Relations, General Manager of the Texas Region of SBC Wireless, and Executive Director of Mergers and Acquisitions. Before joining AT&T, Mr. Gutiérrez worked as a licensed CPA and strategy consultant at KPMG.
Mr. Gutiérrez is a member of the Strategic Development Board at University of Missouri’s Trulaske College of Business, a member of the Missouri 100 Advisory Board and serves as the Co-Chairman of the National Campaign at the University of Missouri. He is Vice-Chairman of the Thompson Foundation for Autism and Neurodevelopmental Disorders and formerly served as a board member of the World Affairs Council of Dallas/Ft. Worth and as a member of the board of trustees of the Dallas Museum of Art.
Mr. Gutiérrez earned a Masters of Management from Kellogg Graduate School of Management at Northwestern University and a Bachelors and Masters of Accountancy from the University of Missouri. He also attended the Colegio Universitario de Estudios Financieros in Madrid, Spain.
George W. Haywood – Mr. Haywood is a self-employed private investor with over 20 years of experience as a financial entrepreneur. He has personally held over 5% ownership interests in 15 public companies advising many of them on governance and strategy as the largest individual investor. Prior to being self-employed, Mr. Haywood was the Director of Corporate and High Yield Bond Investments for Moore Capital Management, the world’s third-largest hedge fund. During this time, Mr. Haywood was responsible for managing a portfolio that consisted of high-yield bonds and investment-grade corporate bonds in excess of $1 billion, issued by a wide range of companies, domestic and foreign, across many different industries. Additionally, Mr. Haywood held three different positions (from 1982 to 1994) at Lehman Brothers, an investment banking firm, starting out as a Corporate Bond Trader, then as a Managing Director, head of corporate bond trading, and then as Managing Director and proprietary trader.
Mr. Haywood received his bachelor’s degree in Biology from Harvard University in 1974. He is currently a director of PingTone Communications, a private telecommunications company, and has formerly served as a director of XM Satellite Radio Inc. and Advanced Bionutrition Corp., a private biotechnology company.
Brenda J. Lauderback – Ms. Lauderback’s experience includes footwear, apparel, and retail industry experience, corporate leadership experience, branded marketing experience, international operations experience, public company board experience and public company finance and accounting experience through audit committee service. Ms. Lauderback has more than 25 years of experience in the retail industry and more than 35 collective years of experience on public company boards. From 1995 until her retirement in 1998, Ms. Lauderback was president of the Wholesale and Retail Group of Nine West Group, Inc., a footwear wholesaler and distributor. She previously was the President of the Wholesale Division of U.S. Shoe Corporation, a footwear manufacturer and distributor, a position that included responsibility for offices in China, Italy and Spain, and was a Vice President/General Merchandise Manager of Dayton Hudson Corporation, a retailer. Ms. Lauderback has collective experience of more than 20 years on audit, compensation and governance committees of public company boards and is chair of three governance committees. Ms. Lauderback is a director of Wolverine Worldwide, Inc. and Select Comfort Corporation. Within the last five years, Ms. Lauderback also served as a director of Big Lots, Inc. and Irwin Financial Corporation. Ms. Lauderback received her Bachelor of Science degree from Robert Morris University in 1972.
Ms. Lauderback is a National Association of Corporate Directors (NACD) Board Leadership Fellow. She has demonstrated her commitment to boardroom excellence by completing NACD's comprehensive program of study for directors and governance professionals. She supplements her skill sets through ongoing engagement with the director community, and access to leading practices.
Robert E. Marks – Mr. Marks has over 30 years of private equity investment and monitoring experience in 15 different industries, the result of his employment as a Managing Director of Carl Marks & Co. Inc (1982 – 1994) and his ownership of Marks Ventures LLC (1994 to present). This experience includes responsibility for all facets of leverage buyout investments such as sourcing and analyzing transactions, raising capital, negotiating agreements, and sitting on the boards of directors of investee companies to monitor progress, decide on refinancing options, and ultimately to decide on the realization of the investment. In addition, he has reviewed literally hundreds of possible investments, including performing detailed due diligence on dozens of companies. This work has instilled a deep appreciation for what makes a successful company, and what the true risks of a business venture might be.
Mr. Marks has more than 15 years of public company board of directors experience, derived from his service at Denny’s Corporation, Trans World Entertainment Corporation, a specialty retailer of entertainment products, and at Emeritus Corporation, a New York Stock Exchange, assisted living company based in Seattle with 2013 revenues of approximately $1.9 billion. He has previously served as the Chairman of the Board of Denny’s from 2004 to 2006. Also during this time, Mr. Marks headed up, from the Board of Directors’ perspective, the highly successful 2004 restructuring and refinancing at Denny’s Corporation, which was comprised of an equity infusion of $92 million; a public bond refinancing of $175 million; and a new senior secured credit facility of $420 million.
Prior to his private equity investing experience, Mr. Marks obtained Wall Street corporate finance experience from 1978 – 1982 as an associate at Dillon, Read & Co., Inc., an investment banking firm, where he began working after he received a master’s degree in Business Administration with a concentration in finance and general management from Harvard Business School. From 1974 to 1976, he worked for the Export-Import Bank of the United States, performing research and analysis on the economic fundamentals underpinning particular loan proposals. In 1974, Mr. Marks received bachelor’s and master’s degrees in Economics from Stanford University with distinction and Departmental Honors and was selected to be a member of Phi Beta Kappa. In 2012, Mr. Marks was appointed to serve on the Stanford University Alumni Committee on Trustee Nominations, which is responsible for selecting members to the university’s board of trustees. Mr. Marks is currently a director of Trans World Entertainment Corporation.
John C. Miller – Mr. Miller, as President and Chief Executive Officer for Denny’s Corporation, is responsible for leading the strategic direction of the Company. Mr. Miller joined the Company in February 2011 and is an accomplished restaurant industry veteran, bringing more than 30 years of restaurant operations and management experience to the Company. Prior to joining Denny’s, Mr. Miller served as Chief Executive Officer of Taco Bueno Restaurants, Inc. (2005-2011). He also spent 17 years with Brinker International where he held numerous management positions, including President of Romano’s Macaroni Grill and President of Brinker’s Mexican Concepts, responsible for overseeing On the Border and Cozymel’s. Earlier in his career, Mr. Miller held various operations and restaurant management positions at Unigate Restaurant/Casa Bonita in Dallas, Texas. Mr. Miller currently serves as the Vice Chair of the Board of Trustees of Wilberforce University.
Donald C. Robinson – Mr. Robinson currently owns a hospitality consulting firm, Potcake Holdings, LLC, which is involved in a variety of consulting roles. He previously was the President and Chief Operating Officer for All Aboard Florida from 2013 to 2015, which is the country's first privately owned intercity passenger rail system that will connect South Florida to Orlando. Mr. Robinson was responsible for developing the operational functions for the passenger rail project, including the procurement of rolling stock and engagement of third-party operators.
From 2006 to 2012, Mr. Robinson served as the President of Baha Mar Resorts, and was responsible for the design, development, construction, and the operational planning for this Nassau, Bahamas based development. The $3.4 billion development project included a management contract with several major hotel and resort companies, featuring 2,200 hotel rooms, a 50,000 square foot retail village, 200,000 square feet of meeting space, approximately 30 restaurants, 23 acres of pools and activities, three spas, and a golf course designed by Jack Nicklaus.
Mr. Robinson received his bachelor’s degree in Microbiology from The University of Central Florida while he worked full-time in Food & Beverage Operations at The Walt Disney World Resort. During his 33 year career with Disney, he was involved with the opening phase of two theme parks, one water park, a retail/dining/entertainment venue, and 12 resort hotels on three continents. Mr. Robinson served as the General Manager of three Disney resorts, including Disneyland Paris’ Newport Bay Club in Marne-La-Valle, France, and assisted in the planning and development of two resort hotels in Tokyo, Japan, working with the Oriental Land Company owners.
As the Senior Vice President of Operations at Walt Disney World, Mr. Robinson was responsible for the operation of four theme parks, three water parks, 30,000 hotel rooms, over 200 restaurants (including QSR, Table Service, Fine Dining, Bars, Lounges and Convention Catering), five golf courses, and Disney’s Wide World of Sports, with aggregate revenues of approximately $4.4 billion and food and beverage sales in excess of $800 million. In 2001, Mr. Robinson moved to Hong Kong, where he served as the Group Managing Director/ Executive Vice President of Hong Kong Disneyland, a joint venture with the government of the Hong Kong SAR. He was responsible for developing, opening, and operating that $4 billion project.
While in Hong Kong, Mr. Robinson served on the board of directors of Hong Kong International Theme Parks Limited and while in the Bahamas he was an executive director of the Nassau Paradise Island Promotion Board.
Debra Smithart-Oglesby – Ms. Smithart-Oglesby currently serves as the President of O/S Partners, which provides investment capital and consulting services to early-stage start-up companies in the food service and specialty retail industries. She served as Interim Chief Executive Officer of Denny’s Corporation from June 2010 through January 2011. Prior to joining O/S Partners in 2000, Ms. Smithart-Oglesby served as the Chief Financial Officer for Dekor, Inc., an early-stage retail start-up company in the home improvement/decorating industry. From 1997 to 1999, Ms. Smithart-Oglesby served as the President of Corporate Services and Chief Financial Officer for FirstAmerica Automotive, where she directed all financial, administrative and strategic planning functions for the automotive dealership retailer and consolidator that generated $1.6 billion in revenue. Prior to joining FirstAmerica Automotive, from 1985 to 1997, Ms. Smithart-Oglesby worked at Brinker International, a multi-concept casual dining restaurant company which operates Chili’s Grill & Bar, On the Border Mexican Grill & Cantina, Maggiano’s Little Italy, and Romano’s Macaroni Grill, serving on the board of directors (from 1991 to 1997), as well as serving as Executive Vice President and Chief Financial Officer, where she provided strategic direction and managed the financial and administrative functions for the company with sales of $1.8 billion and more than 800 locations internationally. Ms. Smithart-Oglesby’s early career experience includes audit, controller and accountant positions with companies including Coopers and Lybrand, OKC Liquidating Trust, and New York Merchandise Co.
Ms. Smithart-Oglesby earned a master’s degree in Business Administration from Southern Methodist University and has a bachelor’s degree in Accounting from the University of Texas at Arlington. She has served on the board of directors of CFO magazine and as a member of its editorial advisory board. She was previously on the board of directors of Noodles and Company, a quick casual dining restaurant chain, the finance committee for the Susan G. Komen Foundation, the Presbyterian Hospital Resource Board, the board of directors of the Family Place, and the Advisory Board of the University of Texas at Dallas. Ms. Smithart-Oglesby currently serves as a director of Cedar Fair Entertainment Company and as a member of the Board of Trustees of Georgia Gwinnett College.
Laysha Ward – Ms. Ward is an experienced senior executive with a track record of innovative leadership with a competitive Fortune 50 company. As Executive Vice President, Chief Corporate Social Responsibility Officer and a member of Target's leadership team, Ms. Ward oversees corporate social responsibility, helping the company create shared value through sustainability, corporate philanthropy, cause marketing, volunteerism, ethical business practices, stakeholder engagement and other activities that protect and enhance Target's reputation.
Ms. Ward began her career with Target in 1991 as a member of the store sales and management team of Marshall Fields in Chicago, where her responsibilities included handling corporate contributions, community initiatives, employee volunteerism and United Way campaign activities for Illinois, Ohio and Wisconsin Fields stores. She was named Director of Community Relations in 2000 and was promoted to Vice President of Community Relations and the Target Foundation in 2003. In 2008, President Bush nominated and the U.S. Senate confirmed Ms. Ward to serve on the board of directors of the Corporation for National and Community Service, the nation’s largest grantmaker for volunteering and service. Later that year, she was promoted to President of Community Relations and the Target Foundation. She also serves on the board of directors of the Executive Leadership Council and the Latinos and Society Advisory board, is a member of Alpha Kappa Alpha Sorority and The Links, an international women's service organization.
Ms. Ward received a Bachelor of Arts in Journalism from Indiana University and a master’s degree in Social Services Administration from the University of Chicago. She has demonstrated an ability to lead through rapid change, solve problems and build innovative community programs while collaborating with internal and external partners to support organizational goals and objectives. Her core skills are in communications, branding to enhance corporate strategy, marketing, demographic/segmentation customer relations, and strategic planning.
F. Mark Wolfinger – Mr. Wolfinger, as Denny’s Corporation’s Executive Vice President, Chief Administrative Officer and Chief Financial Officer, is responsible for the overall financial direction of the Company, including planning and analysis, as well as development and strategic alternative delivery initiatives, Information Technology and Legal. Mr. Wolfinger joined the Company in 2005, bringing a wealth of retail and restaurant experience as well as strategic and financial knowledge that help strengthen the brand and solidify the Company’s capital structure. Mr. Wolfinger previously served as Chief Financial Officer for Danka Business Systems and has held senior financial positions with Hollywood Entertainment, Metromedia Restaurant Group (operators of Bennigan’s, Ponderosa Steakhouse and Steak &

Ale restaurants), and the Grand Metropolitan PLC. Mr. Wolfinger received a bachelor’s degree in Economics and English from Denison University and a master’s degree in Business Administration in Finance from The Amos Tuck School at Dartmouth College.
Director Term Limits and Retirement Age
We do not believe that arbitrary limits on the number of consecutive terms a director may serve are appropriate in light of the substantial benefits that result from a continued focus on the Company’s business, strategy and industry over a significant period of time. We do value fresh perspectives and ideas which enhance and benefit our brand's competitive performance, and therefore we seek to have a mix of director short-term, mid-term and long-term tenures on our Board. Within these parameters, each individual’s performance and continued contribution is assessed by the Corporate Governance and Nominating Committee in connection with the annual renomination determination.
Under the Company’s Corporate Governance Policy, the standard retirement age for the Company's directors is 75. It is the general policy of the Corporate Governance and Nominating Committee not to nominate candidates for re-election at any annual stockholder meeting to be held after he or she has attained the applicable retirement age. The Board, however, may waive the mandatory retirement age for a specific director in its sole discretion.
Corporate Governance
The Board has determined that, except as noted immediately below, each current member of the Board is independent under the NASDAQ listing standards and the rules and regulations promulgated by the SEC. Messrs. Miller and Wolfinger, as executive officers of the Company, are not deemed to be independent.
There are three standing committees of the Board: the Audit and Finance Committee, the Compensation and Incentives Committee, and the Corporate Governance and Nominating Committee. Each committee consists solely of independent directors as defined by NASDAQ listing standards applicable to each committee. The Audit and Finance Committee currently consists of Messrs. Dedrick, Gutiérrez, Haywood, and Marks and Ms. Smithart-Oglesby, with Mr. Marks serving as chair. The Compensation and Incentives Committee is currently comprised of Mss. Lauderback, Smithart-Oglesby and Ward and Messrs. Dedrick and Robinson, with Mr. Dedrick serving as chair. Mss. Lauderback and Ward and Messrs. Gutiérrez, Marks and Robinson currently make up the Corporate Governance and Nominating Committee, with Ms. Lauderback serving as chair. In conjunction with the election of directors at the Annual Meeting, the Board will make committee assignments for the upcoming year. For a description of our code of ethics, see the “Code of Ethics” section elsewhere in this Proxy Statement.
Set forth below is information regarding each committee of the Board.

Audit and Finance Committee
Summary of Responsibilities. The Audit and Finance Committee (the “Audit Committee”), which held eight (8) meetings in 2015, has been established by the Board to assist the Board in fulfilling its responsibilities toward stockholders, potential stockholders and the investment community to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee’s primary responsibilities include overseeing (i) the adequacy of the Company’s internal controls and the integrity of the Company’s accounting and financial information reported to the public, (ii) the qualification, independence and performance of the Company’s independent registered public accounting firm and its internal auditors, (iii) the appropriateness of the Company’s accounting policies, (iv) the Company’s compliance with legal and regulatory requirements, (v) the Company’s risk assessment and management practices including, but not limited to, the Company’s cybersecurity and other information technology risks, and (vi) the Company’s finance activities, while providing and maintaining an avenue of communication among the Audit Committee, the independent auditors, internal auditors, the Company’s compliance officer, management and the Board. The Audit Committee has a written charter, which it reviews and assesses the adequacy of at least annually and amends and updates as needed. For a complete description of the Audit Committee’s powers, duties and responsibilities, see the charter of the Audit Committee available to stockholders on the Company’s website at www.dennys.com.
The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of the Audit Committee meets the definition of independence for audit committee members set forth under NASDAQ listing standards and the rules and regulations promulgated by the SEC.

Audit Committee Financial Experts. The Board has determined that at least three Board members currently serving on the Audit Committee, Robert E. Marks, George W. Haywood and Debra Smithart-Oglesby, are Audit Committee Financial Experts, as that term is defined by the SEC, based upon their respective business experience and educational backgrounds. Mr. Marks has experience analyzing and evaluating financial statements (of the same or greater complexity as the Company’s) during his more than 20 years of work in private equity investments, serving more than 15 different industries. Mr. Haywood has over 30 years of experience analyzing and evaluating public company financial statements (of the same or greater complexity as the Company’s) in connection with his private investment and portfolio management experience. Ms. Smithart-Oglesby has over 30 years of experience and education as a principal financial officer, controller, public accountant and public company director preparing, auditing, analyzing, evaluating and overseeing preparation of public company financial statements that present a breadth and level of complexity of the same or greater complexity as that of the Company.
Audit Committee Report. The Audit Committee fulfilled its responsibilities under and remained in compliance with its charter during the fiscal year ended December 30, 2015.

•	The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and with KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm.

•
The Audit Committee has discussed with KPMG the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees of the Public Company Accounting Oversight Board (“PCAOB”).

•
The Audit Committee has received the written disclosure and the letter from KPMG, required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence from the Company.

•
The Audit Committee reviewed and discussed with management progress on the Company’s enterprise risk management processes including the evaluation of identified risks and alignment of Company processes to manage the risks within the Company’s approved strategies.

•
Based on the review and discussions described above, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2015 for filing with the SEC.

Audit and Finance Committee
Robert E. Marks, Chair
Gregg R. Dedrick
José M. Gutiérrez
George W. Haywood
Debra Smithart-Oglesby

Compensation and Incentives Committee

Summary of Responsibilities. The Compensation and Incentives Committee (the “Compensation Committee”), which held six (6) meetings in 2015, is responsible for (i) overseeing the Company’s overall compensation program and philosophy, (ii) reviewing and approving the compensation of the Chief Executive Officer and senior management of the Company, (iii) administering the Company’s short- and long-term incentive plans and other stock or stock-based plans, (iv) overseeing the Company’s executive compensation disclosure and issuing the Compensation Committee’s report as required by the applicable rules and regulations governing the Company’s annual proxy statement, (v) reviewing and making recommendations to the Board regarding director compensation, (vi) overseeing the Company’s stock ownership guidelines, and (vii) overseeing the Company’s various benefit plans. The Compensation Committee has a written charter, which it reviews and assesses the adequacy of at least annually and amends and updates as needed. For a complete description of the Compensation Committee’s power, duties and responsibilities, see the charter of the Compensation Committee which may be found on the Company’s website at www.dennys.com.

Process for Determination of Executive and Director Compensation. Executive compensation is determined by the Compensation Committee pursuant to the authority granted to it by the Board. Director compensation is determined by the Board upon recommendation by the Compensation Committee. The Compensation Committee has engaged independent consultants Pearl Meyer (from September 2014 to present) and considered data and analysis prepared by these consultants regarding competitive pay practices among the Company’s peer group and the restaurant industry as a guide in determining the appropriate level of director and executive officer compensation. The Compensation Committee assessed the independence of Pearl Meyer in its capacity as the compensation consultant to the Compensation Committee pursuant to SEC and NASDAQ rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from serving as an independent consultant to the Compensation Committee.
The Compensation Committee considered the recommendation of the Company’s Chief Executive Officer (the “CEO”) with respect to compensation levels of executive officers other than the CEO. When making compensation decisions, the Compensation Committee annually analyzes tally sheets prepared for each of the named executive officers. These tally sheets were prepared by our human resources department and Pearl Meyer. Each of these tally sheets presents the dollar amount of each component of the named executive officers’ compensation, including current cash compensation (base salary and bonus), accumulated deferred compensation balances, outstanding equity awards, retirement benefits, perquisites and any other compensation. These tally sheets reflect the annual compensation for the named executive officers (both target and actual), as well as the potential payments under selected performance, termination, and change-in-control scenarios.

The overall purpose of these tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation of our named executive officers, as well as information about wealth accumulation, so that the Compensation Committee may analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation. For additional information regarding the process and procedures for determining executive and director compensation, see the “Executive Compensation – Compensation Discussion and Analysis” section elsewhere in this Proxy Statement.
Compensation Risk Assessment. For 2015, a group of senior management from various departments of the Company completed a process by which an assessment was made of the level and materiality of identified risks associated with the Company’s compensation practices and policies for its employees. This assessment was under the direction of the Compensation Committee and the findings were reviewed and discussed with the committee. Specifically, the Company’s incentive plans were evaluated against a set of indicators that included pay mix, performance metrics, target setting/pay determination and governance/administration. Based on this assessment, the Compensation Committee determined that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse impact on the Company.
Compensation Committee Interlocks and Insider Participation. The following persons served as members of the Compensation Committee during the fiscal year ended December 30, 2015: Gregg R. Dedrick, Donald C. Robinson, Brenda J. Lauderback, Louis P. Neeb (through May 20, 2015), Debra Smithart-Oglesby and Laysha Ward (from May 21, 2015). Other than Ms. Smithart-Oglesby, who served as our Interim Chief Executive Officer from June 8, 2010 until January 31, 2011, none of the members of the Compensation Committee were officers or employees of the Company during 2015 or anytime prior thereto. During 2015, none of the members of the Compensation Committee had any relationship, directly or indirectly, with the Company requiring disclosure under Item 404 of Regulation S-K, and none of our executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officers served on our Board or Compensation Committee.
Compensation Committee Report. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement and based on this review and discussion, the Compensation Committee has recommended to the Board that the “Executive Compensation – Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 30, 2015.

Compensation and Incentives Committee
Gregg R. Dedrick, Chair
Brenda J. Lauderback
Donald C. Robinson
Debra Smithart-Oglesby
Laysha Ward
Corporate Governance and Nominating Committee
Summary of Responsibilities. The primary responsibilities of the Corporate Governance and Nominating Committee (the “Governance Committee”) which held four (4) meetings in 2015, include (i) developing and recommending to the Board a set of corporate governance standards in the form of the Corporate Governance Policy for the Company, (ii) maintaining and monitoring compliance with the Corporate Governance Policy, (iii) monitoring the process of assessing the effectiveness of the Board and its committees, and (iv) identifying individuals qualified to become Board members and recommending director nominees to the Board for election at the annual meeting of stockholders or when necessary to fill existing vacancies on the Board. Additionally, the Governance Committee is responsible for monitoring and safeguarding the independence of the Board, monitoring and overseeing senior management succession, overseeing director education, reviewing all related party transactions while monitoring compliance with the Company’s Related Party Transaction Policy and Procedures, monitoring and overseeing the Corporate Social Responsibility (CSR) program of the Company which includes receiving periodic reports regarding the Company’s CSR efforts and initiatives, and monitoring and receiving periodic reports regarding the Company’s minority hiring and diversity promotional initiatives. All members of the Governance Committee are independent within the meaning of the NASDAQ listing standards and the rules and regulations promulgated by the SEC. The Governance Committee has a written charter, which it reviews and assesses the adequacy of at least annually and amends and updates as needed. For a description of the Governance Committee’s powers, duties and responsibilities, see the charter of the Governance Committee which may be found on the Company’s website at www.dennys.com.
Corporate Governance Policy and Practice. The Board and management clearly recognize the importance of a firm commitment to key corporate governance standards. Consequently, it is the goal of the Board and management to develop and adhere to a set of standards, that not only complies to the letter with all applicable regulatory guidance, but implements “best practices” of corporate governance.
The Company’s Corporate Governance Policy is posted on the Company’s website at www.dennys.com.

Director Nominations Policy and Process. The Governance Committee will consider director-nominees recommended by stockholders. A stockholder who wishes to recommend a person or persons to the Board for consideration as a nominee for election to the Board must send a written notice to the Governance Committee by mail addressed to the attention of the Secretary of Denny’s Corporation at the corporate address set forth above. The written notice must set forth (i) the name of each person whom the stockholder recommends be considered as a nominee, (ii) a business address and telephone number for each nominee (e-mail address is optional), and (iii) biographical information regarding each nominee, including the person’s employment and other relevant experience. To be considered by the Governance Committee, a stockholder director-nominee recommendation must be received no later than the 120th calendar day before the first anniversary date of Denny’s Corporation’s proxy statement prepared in connection with the previous year’s annual meeting. The Governance Committee did not receive any stockholder director-nominee recommendations by December 11, 2015 (120th day before the first anniversary of the date of release of the 2015 Proxy Statement).
In addition, in accordance with the By-laws, stockholders may directly nominate persons for election to the Board at an annual meeting. Such nominations must be sent by written notice to the Secretary of Denny’s Corporation at the corporate address set forth above and must comply with the applicable timeliness and information requirements of the By-laws. Please see the “Other Matters – 2017 Stockholder Proposals” section elsewhere in this Proxy Statement for more information.
The Governance Committee believes that a nominee recommended for a position on the Board must meet the following minimum qualifications:

—	he or she must be at least 21 years of age;

—	he or she must have experience in a position with a high degree of responsibility in a business or other organization;

—	he or she must be able to read and understand basic financial statements;

—	he or she must possess integrity and have high moral character;

—	he or she must be willing to apply sound, independent business judgment;

—	he or she must have sufficient time to devote to being a member of the Board; and

—	he or she must be fluent in the English language.
Annually, the Governance Committee will identify the areas of expertise or skill needed on the Board for the upcoming Board term. The Governance Committee will identify potential nominees for director from (i) the slate of current directors, (ii) referrals from professional search firms, typically in those instances when the committee identifies a needed skill or expertise not possessed by the current slate of directors, and (iii) recommendations from stockholders.
The Governance Committee will evaluate a potential nominee by considering whether the potential nominee meets the minimum qualifications identified by the committee, as well as considering the following factors:

—	whether the potential nominee has leadership, strategic, or policy setting experience in a complex organization, including any scientific, governmental, educational, or other non-profit organization;

—
whether the potential nominee has experience and expertise that is relevant to the Company’s business including any specialized business experience, technical expertise, or other specialized skills, and whether the potential nominee has knowledge regarding issues affecting the Company;

—	whether the potential nominee is highly accomplished in his or her respective field;

—	whether the potential nominee has high ethical character and a reputation for honesty, integrity, and sound business judgment;

—
whether the potential nominee is independent, as defined by NASDAQ or other applicable listing standards and SEC rules, whether he or she is free of any conflict of interest or the appearance of any conflict of interest, and whether he or she is willing and able to represent the interests of all Denny’s Corporation stockholders;

—	any factor affecting the ability or willingness of the potential nominee to devote sufficient time to the Board’s activities and to enhance his or her understanding of the Company’s business; and

—	how the potential nominee would contribute to diversity, with a view toward the needs of the Board.
The manner in which the Governance Committee evaluates a potential nominee will not differ based on whether the potential nominee is recommended by a stockholder.
Additionally, with respect to an incumbent director whom the Governance Committee is considering as a potential nominee for re-election, the Governance Committee will review and consider the incumbent director’s service during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company.

The Company did not pay fees to a professional search firm to help identify and evaluate potential nominees for director for 2016.

Board Diversity. The Governance Committee and the Board are committed to a diversified membership, with a particular emphasis on individuals who satisfy the factors outlined above and individuals with a wide variety of management, operating, and restaurant experience and skills, in addition to other attributes such as race, gender and national origin. The Governance Committee continually looks for opportunities to develop its diversity initiatives further.
Board Leadership Structure and Risk Oversight
Over the past fourteen years, the Company has separated the positions of CEO and Board Chair and has appointed an independent Board Chair. During a seven-month period (June 2010 – January 2011), Ms. Smithart-Oglesby, in addition to her role as Board Chair, also held the position of Interim CEO while the Company conducted the hiring process for a permanent CEO. At the conclusion of that seven-month period, and with the hiring of Mr. Miller as the Company’s CEO, the two positions were again separated. Ms. Smithart-Oglesby now serves solely as Board Chair. The Company believes having a separate CEO and Board Chair is an important part of its overall commitment to the highest standards of corporate governance and believes that it allows the Board to effectively develop and oversee its business strategy and monitor risk. The separate positions also allow the Board to freely perform its management oversight function. Additionally, each member of the Board, with the exception of Messrs. Miller and Wolfinger, is independent under the applicable standards. It is the Board’s policy to appoint a Lead Director during any time when the Board Chair position is not held by an independent director. The responsibilities of the Lead Director, when applicable, would include (i) regularly meeting (by phone or in person) with the CEO to discuss the financial and operational status of the Company, (ii) staying abreast of Company issues in greater depth than required of other Board members in order to assist, if necessary, during the period of transition of Company leadership, and (iii) leading periodic executive sessions of the independent Board members. Our Board has determined that its current structure, with separate CEO and Board Chair roles and an independent Lead Director, if necessary, is in the best interests of the Company and its stockholders at this time.
The Board has the ultimate responsibility for risk management. However, the Board has delegated the responsibility of risk assessment and risk management to the Audit Committee. Periodically, with the assistance of management, the Audit Committee undertakes an extensive Company-wide risk assessment. This extensive risk assessment identifies the main strategic, operational and financial risks the Company is facing based on its strategic objectives. The assessment also identifies the steps that management is or should be taking to address and mitigate exposure to such risks, and the Audit Committee will periodically receive reports from management regarding the steps that management is taking to address and mitigate such risks.
Board Meeting Information
During 2015, there were six (6) meetings of the Board. Each director serving on the Board in 2015 attended at least 75% of the meetings of the Board (and, as applicable, committees thereof) during the year. At each meeting, the Board holds a regularly scheduled executive session at which only independent directors are present.
Communications Between Security Holders and Board of Directors
Security holders may send written communications to the Board or any one or more of the individual members of the Board by directing such communication to Denny’s Corporation by mail in the care of the Secretary, at our principal executive offices set forth above, or by e-mail to smelton@dennys.com. All written communications will be compiled by the Secretary and promptly submitted to the individual director(s) being addressed or to the Chair of the committee whose areas of responsibility includes the specific topic addressed by such communication, or in all other cases, to the Board Chair.

Stockholder Engagement

The Company recognizes the value of the views and input of its stockholders. From time to time, the Company reaches out to and engages with its stockholders on various topics, including corporate governance, compensation, performance, strategy and other matters. We believe that having regular engagement with our stockholders strengthens our relationships with stockholders and helps us to better understand stockholders views on our policies and practices and other matters of importance to our business.

As part of our stockholder engagement efforts, we proactively contacted some of our largest stockholders to solicit their views on the adoption of an exclusive forum provision.  Through this interaction, we believe that many of our stockholders were generally supportive of (or not opposed to) such exclusive forum provision if put to a stockholder vote. In view of this feedback, at the Annual Meeting, we are asking stockholders to approve an amendment to the By-laws to designate the Delaware courts as the exclusive forum for the adjudication of certain legal disputes involving the Company.

Board Member Attendance at Annual Meetings of Stockholders
It is the policy of Denny’s Corporation that all of the members of the Board and all nominees for election to the Board at the annual meeting of stockholders attend such meeting except in cases of extraordinary circumstances. All of the directors attended the 2015 annual meeting of stockholders.
Director Compensation
For a description of the compensation of directors, please see “Executive Compensation – Director Compensation Table” elsewhere in this Proxy Statement.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE TEN NOMINEES TO THE BOARD OF DIRECTORS OF DENNY’S CORPORATION.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As a result of the adoption of the Sarbanes-Oxley Act of 2002, and related regulations adopted by the SEC, and by each national securities exchange, audit committees of public companies are formally charged with the responsibility for the appointment, compensation, retention and oversight of the independent registered public accounting firm that serves as the Company’s independent auditor. The Audit Committee takes this responsibility very seriously and for the year 2016, the Audit Committee has selected KPMG as the independent registered public accounting firm of the Company. This selection is submitted for ratification of and approval by the stockholders at the Annual Meeting. Representatives of KPMG are expected to attend the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and to respond to appropriate questions. If the stockholders do not ratify this selection, other independent registered public accounting firms will be considered by the Audit Committee.
2015 and 2014 Audit Information
KPMG served as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal years ended December 31, 2014 and December 30, 2015. The fees billed in the fiscal years ended December 31, 2014 and December 30, 2015 for KPMG’s services to the Company were as follows:

	Year ended		Year ended
	December 31, 2014		December 30, 2015
Audit Fees	$628,750	(1)	$861,000	(2)
Audit-Related Fees	81,000		81,000
Tax Fees	32,000		41,792
All Other Fees	—		—
Total Fees	$741,750		$983,792
_____________

(1)	Includes additional billing of $23,750 related to the 2013 audit.

(2)
Includes additional billing of $12,000 related to the 2014 audit and additional billings of $144,000 related to the 2015 audit. The billings primarily related to additional audit effort associated with the 2015 implementation of the COSO 2013 framework, certain transactions and other matters.

In the above table, in accordance with applicable SEC rules:

•
“audit fees” are fees billed by the independent registered public accounting firm for professional services for the audit of the annual Consolidated Financial Statements included in the Company’s Form 10-K and review of the Condensed Consolidated Financial Statements included in the Company’s Form 10-Qs, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including comfort letters, consents, registration statements, statutory audits and reports on internal controls required by the Sarbanes Oxley Act of 2002;

•
“audit-related fees” are fees billed by the independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements, and generally include fees for audits of the Company’s employee benefit plans and audit or attest services not required by statute or regulation;

•	“tax fees” are fees billed by the independent registered public accounting firm for professional services for tax compliance, tax advice, and tax planning; and

•	“all other fees” are fees billed by the independent registered public accounting firm for any services not included in the first three categories above.

The Audit Committee has considered and determined that the services for which audit-related and tax fees were billed were compatible with KPMG maintaining its independence.
Audit Committee’s Pre-approval Policies and Procedures
It is the policy of the Audit Committee to pre-approve all audit and permitted non-audit services proposed to be performed by the Company’s independent registered public accounting firm. The process for such pre-approval is typically as follows. Audit Committee pre-approval is sought at one of the Audit Committee’s regularly scheduled meetings following the presentation of information at such meeting detailing the particular services proposed to be performed. Additionally, the Chair of the Audit Committee has been delegated the authority by the Audit Committee to pre-approve, where necessary, such services requiring pre-approval in between regularly scheduled Audit Committee meetings. The Chair will report any such decisions at the Audit Committee’s next scheduled meeting. In 2015, the services described above were pre-approved by the Audit Committee pursuant to the policy of the Audit Committee, and none of such services were approved pursuant to the exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION AND APPROVAL OF THE SELECTION OF KPMG AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR 2016.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act, the Company provides stockholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. This proposal, commonly referred to as a “say on pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation program.
As described in further detail in “Executive Compensation – Compensation Discussion and Analysis,” our compensation program is designed to attract, motivate and retain top-quality leadership talent while ensuring that their interests are aligned with the interests of our stockholders and that their efforts are focused on the Company’s key strategic objectives.
It is our firm belief that our executive compensation program, with its balance of annual cash incentives designed to reward the achievement of key performance goals set for the year and longer-term equity vehicles designed to reward executives for stock price performance over a longer term, compensates our executives for performance directly linked to stockholder value creation.
In addition, the Board has enacted a number of policies – including share ownership requirements, incentive clawbacks, the elimination of employment contracts and the elimination of tax gross-ups (except for certain limited gross-ups available to most salaried employees under the Company’s broad-based relocation policy) – which ensure that the Company’s practices are aligned with market-based best practices.
Stockholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement and the accompanying compensation tables and related narrative disclosure included in the “Executive Compensation” section of this Proxy Statement for more information regarding our compensation program.
We are asking stockholders to approve the compensation of our named executive officers as disclosed herein by adopting the following advisory resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Although this vote is non-binding, the Board and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION.

APPROVAL OF AN AMENDMENT TO THE COMPANY’S BY-LAWS TO DESIGNATE DELAWARE AS THE EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS

We are asking stockholders to approve an amendment (the “Amendment”) to the By-laws that, if adopted, would result in the courts of Delaware serving as the exclusive forum for certain legal actions involving the Company. The Board has deemed the Amendment advisable and in the best interest of the Company and its stockholders. Specifically, if this proposal is approved by stockholders, the By-laws will be amended to add a new Article VII, which would read as follows:

ARTICLE VII

FORUM

As authorized by Section 115 of the General Corporation Law of the State of Delaware, unless the Board of Directors, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any and all internal corporate claims, including, but not limited to, (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any stockholder, director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine.

If approved by stockholders, the Amendment will be immediately effective.

The Company, which is incorporated in Delaware, is one of America’s largest franchised full-service restaurant chains operating, as of December 30, 2015, 1,710 franchised, licensed and company-operated restaurants in 50 states, District of Columbia, and around the world. The Board believes that it would be beneficial to the Company to require that certain disputes involving the Company or its directors or officers, such as: (i) certain derivative actions; (ii) certain claims of a breach of fiduciary duty owed by a director, officer or other employee to the Company or its stockholders; or (iii) actions asserting a claim arising under the Delaware General Corporation Law or governed by the internal affairs doctrine, be litigated in the Delaware courts. The Company believes that the Company’s ability to require claims to be brought in a single forum for disputes of this kind will help ensure consistent consideration of the issues by courts with expertise in the applicable laws, and increase efficiency and cost effectiveness in the resolution of such claims, all of which are in the best interests of the Company and its stockholders. Further, the Board believes that Delaware courts are best suited to address disputes involving such matters given that the Company is incorporated in Delaware and the Delaware courts' reputation for expertise in corporate law matters.

Specifically, Delaware offers a specialized court system uniquely equipped to deal with corporate law questions, with streamlined procedures and processes which help provide consistent, relatively quick decisions. Such efficiency can limit the time, cost and uncertainty of litigation for all parties. These courts have also developed considerable expertise in dealing with corporate law issues, as well as a substantial and influential body of case law construing Delaware's corporate law and long-standing precedent regarding corporate governance.

Exclusive jurisdiction provisions such as is contemplated by the Amendment are becoming increasingly common. Without a by-law or similar provision such as that contemplated by the Amendment, the Company remains exposed to the possibility of plaintiffs using the Company’s diverse operational base to bring claims against the Company in multiple jurisdictions or choosing a forum state for litigation that may not apply Delaware law to the Company’s internal affairs in the same manner as the Delaware courts would be expected to do so. Although no assurance can be given that courts in jurisdictions outside of Delaware will be willing to enforce the terms of the Amendment, the Board believes that adoption of the Amendment would reduce the risk that the Company could become subject to duplicative litigation in multiple forums, as well as the risk that the outcome of cases in multiple forums could be inconsistent, even though each forum purports to follow Delaware law. Any of these could expose the Company to increased expenses or losses.

The Board believes the Amendment will have no impact on the kind of remedy a stockholder may obtain and does not deprive stockholders of legitimate claims; rather it attempts to prevent the Company from being forced to waste corporate assets defending against duplicative suits. In addition, as discussed above, we believe the Delaware Court of Chancery offers a specialized system that can limit the time, cost and uncertainty of litigation for all parties, including stockholder plaintiffs. At the same time, the Board believes that the Company should retain the ability to consent to an alternative forum on a case-by-case basis where the Company determines that its interest and those of its stockholders are best served by permitting such a dispute to proceed in a forum other than Delaware.

The Board is aware that certain proxy advisors, and even some institutional investors, may not support an exclusive forum clause until the company proposing it can show it already has suffered material harm as a result of multiple stockholder suits filed in different jurisdictions regarding the same matter. The Board believes that it is far more prudent to take preventive measures now, before the Company and the interests of its stockholders are harmed by the increasing practice of the plaintiffs’ bar to file selectively their claims in favorable jurisdictions, than wait to incur the litigation and related costs of attempting to have the cases consolidated or risk that foreign jurisdictions may misapply Delaware law to the detriment of the Company and its stockholders.

Following the Annual Meeting, the Board may consider and approve additional amendments to the By-laws pursuant to authority granted to it under Article VI of the By-laws to revise certain sections of the By-laws to adhere more closely to the language found in the Delaware General Corporation Law, to update the advance notice provisions and to make other certain technical, conforming, modernizing and clarifying revisions. The Company will file a Current Report on Form 8-K with the SEC disclosing any such amendments.

After considering the foregoing, the Board believes the Amendment is in the best interests of the Company and its stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO THE BY-LAWS OF THE COMPANY TO DESIGNATE DELAWARE AS THE EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This is an overview and analysis of the compensation objectives and policies for our executive officers and the material compensation decisions we made with respect to such officers for 2015. This information should be read in conjunction with the compensation tables, related narratives, and notes contained later in this Proxy Statement. This discussion focuses on the compensation awarded to, earned by, and paid to the following individuals, who were our named executive officers for 2015:

•	John C. Miller, our President and Chief Executive Officer

•	F. Mark Wolfinger, our Executive Vice President, Chief Administrative Officer and Chief Financial Officer

•	Christopher D. Bode, our Senior Vice President and Chief Operating Officer

•	Stephen C. Dunn, our Senior Vice President, Chief Global Development Officer

•	Timothy E. Flemming, our Senior Vice President, General Counsel and Chief Legal Officer
Executive Summary
Our Business. We are the franchisor and operator of one of America’s largest franchised full-service restaurant chains. As of December 30, 2015, the Denny’s brand consisted of 1,710 restaurants, 1,546 (90%) of which were franchised/licensed restaurants and 164 (10%) of which were company operated.
2015 Performance Highlights. At the core of our compensation philosophy and strategy are the goals of compensating and rewarding our executives for performance that is aligned with the Company’s strategic objectives and creating value for our stockholders. Our 2015 Company performance highlights include:

◦	Domestic system-wide same-store sales increased 5.8%, comprised of a 6.5% increase at company restaurants and a 5.7% increase at domestic franchised restaurants.

◦	Opened 45 system restaurants, with net system growth of eight restaurants.

◦	Completed 232 remodels, including 51 at company restaurants.

◦	Achieved Adjusted EBITDA(1) of $88.7 million, an increase of $6.2 million, or 7.5% over the prior year.

◦	Net Income increased by 9.9% over the prior year to $36.0 million, or $0.42 per diluted share.

◦	Adjusted Net Income per Share(1) of $0.43, increased 16.4% over the prior year.

◦	Generated $42.3 million of Free Cash Flow(1) after capital cash spending of $32.8 million.

◦	Allocated $105.8 million toward repurchases of Common Stock.
_____________________

(1)
Please refer to the historical reconciliation of Net Income to Adjusted Income Before Taxes, Adjusted Net Income per Share, Adjusted EBITDA, and Free Cash Flow which is attached to this Proxy Statement as Appendix A.

Our strong financial and shareholder return results for 2015 yielded the following corresponding incentive compensation results for 2015:

◦	Achievement of performance goals under our 2015 Corporate Incentive Plan (“CIP”) was above target levels for all plan metrics, resulting in awards being earned at 130.6% of target.

◦
The Company’s total shareholder return (“TSR”) over the three-year period ending December 30, 2015 was 103.6% and in the 60th percentile compared to our peer group, resulting in performance shares under long-term incentive program (“LTI”) being earned at 125.3% of target.

◦
The value of our executives' stock holdings, a minimum level of which are required by our stock ownership policy, increased in value commensurate with the increase in the Company’s stock price during the year.

The two metrics highlighted in the charts below represent financial measures utilized in our incentive plans and reflect the overall financial health of the Company. We believe the achievement of these results and the resulting payouts demonstrate a strong link between our pay and our performance.

2015 Compensation Decisions. For 2015, the LTI program was adjusted to (i) consist 100% of performance shares, (ii) change the maximum payout from 200% to 150%, and (iii) add an Adjusted EBITDA Growth metric to the existing metric of TSR relative to our industry peers. For 2015, the CIP (i) utilized three of the four metrics utilized in 2014, Franchised Same-Store Sales, Company Same-Store Sales, and Adjusted Income Before Taxes, but adjusted the weightings of these metrics to 15%, 25%, and 60%, respectively; and (ii) replaced the System-Wide Guest Satisfaction metric utilized in 2014 with a Guest Traffic Modifier which modifies the annual bonus earned under the CIP by a plus or minus 20% if the annual Guest Traffic measurement is at least 3% above or below the target performance level.
Our Pay Governance Reflects Best Practices. The Company has diligently listened to its stockholders and monitors and adopts best practices in its pay governance. We believe the following compensation and pay governance practices reflect a “best practices” approach to pay governance and are integral parts of the Company’s compensation philosophy:
Our Executive Compensation Practices (What We Do):

◦	Stock ownership guidelines (amended and restated for 2015) have been adopted for each of the Company’s executive officers and non-employee directors.

◦	A compensation clawback policy is applicable to the Company’s executive officers and other key employees.

◦	A majority of named executive officer compensation is performance-based.

◦	Equity awards to executives consist solely of performance-based restricted stock units that vest based on achievement of key performance metrics.

◦
Change in control benefits, including the acceleration of equity awards, are “double-trigger” benefits, which require both a change in control and a qualifying termination within a specified period following the change in control.

Executive Compensation Practices Not Implemented (What We Don’t Do):

◦	No special retirement benefits are provided to executive officers other than participation in a 401(k), pension or nonqualified deferred compensation plan (on the same basis as other employees).

◦	No tax gross-ups are provided, except for certain limited gross-ups available to most salaried employees pursuant to the Company’s broad-based relocation program.

◦	No employment agreements are utilized for executive officers and other key employees.

◦
Executive officers and directors, through the Company’s anti-hedging policy, are not permitted to engage in certain transactions such as puts, calls or other derivatives relating to the Company’s securities.

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation
At the 2015 annual meeting of stockholders, 99.6% of the votes cast approved the compensation of the Company’s named executive officers, as discussed and disclosed in the 2015 Proxy Statement. The Board and the Compensation Committee appreciate and value the views of our stockholders. In considering the results of this advisory vote on executive compensation, the Committee concluded that the compensation paid to our named executive officers and the Company’s overall pay practices have strong stockholder support.
In light of the strong stockholder support of the compensation paid to our named executive officers as evidenced by the results of this advisory vote, the Compensation Committee decided to retain our general approach to executive compensation. Although not directly as a result of the vote outcome, we did make some changes to our executive compensation programs for 2015 as described further herein. Future advisory votes on executive compensation will serve as an additional tool to guide the Compensation Committee in evaluating the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders.
At the 2011 annual meeting of stockholders, our stockholders expressed a preference that advisory votes on executive compensation occur annually. Consistent with this preference, the Board determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of stockholder votes on the compensation of executive officers, which is scheduled to occur at the 2017 annual meeting of stockholders.
Compensation Objective and Design
The Compensation Committee has developed compensation programs for the Company’s executive officers with guidance and analysis from its independent consultants, Pearl Meyer. The overall design objectives of our compensation programs are to attract, develop, motivate and retain top-quality leadership talent, while ensuring that their interests are aligned with the interests of our stockholders and that their efforts are focused on the Company’s key strategic objectives. When evaluating and designing compensation programs, the Compensation Committee reviews market survey data, proxy statements filed by our restaurant peer group companies, and industry compensation practices.
The Company’s reward strategy is designed to be integrated across different time frames, performance metrics and types of payout. The goal is to reward executives for the achievement of performance goals that are directly linked to stockholder value creation. Our annual cash incentives are designed to reward the achievement of key Company performance targets set for the fiscal year. Longer-term equity incentives reward executives for stock price performance relative to the Company’s restaurant peer group and, beginning with 2015 awards, earnings growth over a three-year period.
During 2015, executive officers were provided with a compensation package that included the following elements: (i) base salary, (ii) annual cash incentive opportunities (bonus), (iii) long-term equity incentives, and (iv) other benefits and limited perquisites. Each of these compensation elements is described and analyzed in further detail in the tables and narrative that follow. Additionally, under limited circumstances, discretionary bonuses and other awards are utilized to recognize individual performance or for inducement during the hiring process. Although no discretionary bonuses or other awards were granted to executive officers in 2015, such awards are intended to reward extraordinary performance and attract top executive talent while retaining executives through long-term vesting and potential wealth accumulation.

Compensation Element	Description	Objectives/ Performance Linkage	Performance Time Horizon

Base Salary	Fixed portion of cash compensation	Provide competitive compensation for day-to-day responsibilities and performance	Salary levels are based on individual performance sustained over a substantial period of time

Annual Cash Incentives (CIP or Bonus)	Cash payments based on the Company’s achievement of certain financial and operating performance targets	Provide incentive to achieve key annual performance goals critical to the Company’s overall success	Payouts are based on annual Company performance

Long-Term Equity Incentives	Performance shares which vest based on the Company’s total shareholder return (TSR) vs. peer companies’ TSR and the achievement of key financial performance targets related to earnings growth
Directly align executive interests with the long-term success of the Company (as measured by stock price appreciation and earnings growth) and provide incentive for key leadership talent to remain with the Company
Performance grants vest over a 3-year period providing an aligned, long-term link to stock price performance and financial results

Benefits and Perquisites	Retirement, health and other benefits designed to provide financial safeguards to executives. Perquisites such as telecom allowances that have a direct business use
Provide health care and financial security benefits to our executive officers similar to those provided to all our management employees; allow executives to focus on company business without incurring significant personal expense; provide market competitive package to recruit and retain executive talent
Most benefits are provided to all salaried employees on essentially the same terms, so there is no direct performance linkage

Role of Peer Companies and Competitive Market Data
To assist in evaluating and determining competitive levels of compensation for the various elements of pay in 2015, the Compensation Committee reviewed and considered various sources of data which included:

•
Published compensation surveys from the Chain Restaurant Total Rewards Association (covering the chain restaurant industry) and public and private executive compensation surveys specific to the retail and food services industry, which provide aggregated information on base salary, total cash compensation (base salary and bonus), and total direct compensation (base salary, bonus and long-term incentives) for various executive positions.

•
Data from proxy statements collected and analyzed from a peer group of 20 restaurant companies operating in the family dining, casual and quick service segments. This restaurant peer group consisted of the following companies:

BJ’s Restaurants, Inc.	DineEquity, Inc.	Papa John’s International, Inc.
Bob Evans Farms, Inc.	Domino’s Pizza, Inc.	Red Robin Gourmet Burgers, Inc.
Brinker International, Inc.	Dunkin' Brands Group, Inc.	Ruby Tuesday, Inc.
Buffalo Wild Wings, Inc.	Einstein Noah Restaurant Group, Inc.(1)	Sonic Corp.
The Cheesecake Factory Incorporated	Jack in the Box, Inc.	Texas Roadhouse, Inc.
Chipotle Mexican Grill, Inc.	Krispy Kreme Doughnuts, Inc.	The Wendy’s Company
Cracker Barrel Old Country Store, Inc.	Panera Bread Company
______________
(1)    Became privately-held effective November 2014.

•	In September of 2015, the Committee reviewed and approved the following peer group of 16 companies to use for future market competitive studies (companies in bold overlap the peer group listed above):

BJ’s Restaurants, Inc.	DineEquity, Inc.	Popeye’s Louisiana Kitchen, Inc.
Bob Evans Farms, Inc.	Fiesta Restaurant Group, Inc.	Red Robin Gourmet Burgers, Inc.
Brinker International, Inc.	Jack in the Box, Inc.	Ruby Tuesday, Inc.
Buffalo Wild Wings, Inc.	Krispy Kreme Doughnuts, Inc.	Sonic Corp.
The Cheesecake Factory Incorporated	Panera Bread Company	Texas Roadhouse, Inc.
Cracker Barrel Old Country Store, Inc.
Changes to the peer group in 2015 were made to eliminate companies that are significantly larger than Denny’s in terms of system-wide sales and market capitalization, or operating in a significantly different segment of the restaurant industry.
How Peer Companies are Determined. We develop a peer group for compensation purposes according to multiple selection criteria:
•GICS code sub-industry: Restaurant companies
•Highly-franchised: Target restaurants with franchised sales representing a large portion of system-wide sales/units
•Annual system-wide sales: Approximately one-third times to three times Denny’s annual system-wide sales
•Market capitalization: Approximately 0.2 times to five times Denny’s market capitalization
•Direct competitors: For business and management talent
Why We Use System-Wide Sales and Not Corporate Revenues When Selecting Peer Companies. We believe system-wide sales is the best measure of company size and complexity for a highly franchised business model like ours. Although we do not own and operate all of the restaurants, we do own the Denny’s brand, we develop and help execute the overall strategy for the entire system of Denny’s restaurants, we manage all research and development with respect to menu offerings, pricing and restaurant décor, we provide site selection and restaurant development services to our franchise partners, and we guide and recommend the adoption of technology, work processes and staffing models that positively affect the customer experience over our entire system of restaurants. Our corporate revenue alone does not capture the full scope and complexity of effectively managing this organization. Furthermore, we compete for talent with companies of comparable size, regardless of their business model (company owned vs. franchised), and therefore we believe system-wide sales is the proper basis for selecting peer companies for compensation benchmarking purposes. However, as mentioned above, we also consider other important measures when selecting our restaurant peer group, including industry focus, business models and market capitalization.

Use of Competitive Market Data. The Company strives to provide total pay opportunities that are within a competitive range relative to the median of our restaurant peer group and aligned with survey based data. Company incentive plans are designed to have significant differentiation in payouts based on performance. As a result, actual compensation payouts are intended to be market-appropriate and performance aligned. Benchmark data is only one of many factors that we consider when making pay determinations. Other important factors include, but are not limited to, company performance, individual executive performance, internal equity among our leadership team, executive tenure, retention priorities, and succession planning. The Compensation Committee annually analyzes tally sheets for each executive officer (as further described in the “Compensation and Incentives Committee” section on page 11 of this Proxy Statement). This review helps ensure that (i) executive compensation decisions are aligned with stockholder interests, (ii) termination provisions are appropriate and aligned with market practices, and (iii) the value of executive share holdings and unvested incentives track changes in stockholder value.
Base Salary
How Amounts are Determined. In general, the Compensation Committee considers a variety of factors when setting base salaries for executive officers, including market information, experience, tenure with the Company, individual performance and internal pay equity. The Compensation Committee annually reviews the performance and scope of responsibility of executive officers to determine whether adjustments to base salaries are appropriate in light of individual and Company performance, as well as overall market conditions and peer proxy data.
Salary Adjustments for 2015. The executive compensation and annual performance reviews for our executive officers in 2015 resulted in an adjustment to the base salary of Mr. Miller from $750,000 to $815,000. This was based on his exceptional leadership and performance and recognition that his base salary was below the market median for peer company chief executive officers. All other named executive officers also had strong to exceptional performance but had base salaries that were more competitively aligned with their peers.
Annual Cash Incentives
2015 Corporate Incentive Plan
Overview. For the 2015 fiscal year, the Compensation Committee adopted the Company’s 2015 Corporate Incentive Program (the “2015 CIP”), which provided our non-field management and staff, including each of our named executive officers, with an opportunity to earn an annual cash bonus based on the Company’s achievement of specified performance objectives. The 2015 CIP utilized three of the four metrics used in the 2014 CIP (Franchised Same-Store Sales, Company Same-Store Sales, and Adjusted Income Before Taxes, a performance metric which has been used in our annual incentive bonus programs since 2009). The 2015 CIP removed the Guest Satisfaction performance metric utilized in 2014, replacing it with a modifier of +/- 20% of a participant’s annual earned bonus if an annual Guest Traffic measurement is at least 3% above or below the target performance level.
Target Incentive Opportunities. Under the 2015 CIP, a participant was eligible to earn a target incentive award (“Target Award”) equal to a percentage of his or her base salary, with the percentage varying depending on the participant’s position. Target Awards were determined for participants based upon a review of competitive market practices and internal equity, including published survey data and proxy information from our restaurant peer group. The Target Awards for 2015 for Messrs. Miller, Wolfinger, Bode, Dunn and Flemming were 100%, 90%, 70%, 70% and 70% of their respective base salaries (with the target awards for Messrs. Bode, Dunn and Flemming increasing from 60% in 2014).
Performance Goals for 2015 Incentives. As noted above, the payouts under the 2015 CIP are earned by participants based on the Company’s achievement of pre-established goals under three performance criteria: (i) Company Same-Store Sales; (ii) Franchised Same-Store Sales, and (iii) Adjusted Income Before Taxes. The amount of actual bonus earned could range from 0% of the Target Award, if certain threshold goals are not met, to a maximum of 150% of the Target Award if targeted goals are exceeded. The performance goals and the levels of associated payouts for 2015 were as follows:

	At Threshold		At Target		At Maximum
	Performance Goal	Payout(1)	Performance Goal	Payout(1)	Performance Goal	Payout(1)

Company Same-Store Sales ...........................	+1.0%	12.5%	+3.2%	25%	+7.0%	37.5%
Franchised Same-Store Sales	0.0%	7.5%	+2.4%	15%	+6.0%	22.5%
Adjusted Income Before Taxes(2)	$55.3MM	30.0%	$59.5MM	60%	$67.5MM	90.0%
Total(3)		50%		100%		150%
____________

(1)	As a percentage of participant’s Target Award.

(2)
Adjusted Income Before Taxes is a non-GAAP financial measure that is calculated by adjusting net income to exclude the impact of income taxes, operating gains and losses, non-operating income and expenses and share-based compensation. Please refer to the historical reconciliation of Net Income to Adjusted Income Before Taxes, Adjusted Net Income per Share, Adjusted EBITDA, and Free Cash Flow which is attached to this Proxy Statement as Appendix A.

(3)	Actual results that fall between Threshold, Target, and Maximum performance levels are interpolated to compute payout amounts.
2015 Performance Results. Based upon actual 2015 performance results, (i) achievement of the performance goal relating to Company Same-Store Sales was slightly below maximum levels resulting in a payout of 35.9% of each participant’s total Target Award; (ii) achievement of the performance goal relating to Franchised Same-Store Sales was slightly below maximum levels resulting in a payout of 21.9% of the Target Award; and (iii) achievement of the performance goal relating to Adjusted Income Before Taxes was between target and maximum levels, resulting in a payout of 72.8% of the Target Award. As a result, a total payout of 130.6% of each individual’s total Target Award was earned for 2015. For 2015, annual Guest Traffic increased 1.2%, which resulted in the Guest traffic modifier of +/- 20% of a participant’s annual earned bonus not being triggered.
Considering the actual performance results described above relative to the threshold, target and maximum levels of expected performance, the Compensation Committee approved incentive awards for the named executive officers equal to 130.6% of their respective Target Awards. The following two tables set forth (i) the actual results and related payout of each 2015 CIP metric and (ii) the total target opportunity and annual Target Award as well as the actual payout to each of the named executive officers under the 2015 CIP.

2015 CIP Metric	Actual Results	Payout %(1)
Company Same-Store Sales	+6.5%	35.9%
Franchised Same-Store Sales	+5.7%	21.9%
Adjusted Income Before Taxes(2)	$62.9MM	72.8%
Total All Metrics		130.6%

___________

(1)	As a percentage of participant’s Target Award.

(2)
Adjusted Income Before Taxes is a non-GAAP financial measure that is calculated by adjusting net income to exclude the impact of income taxes, operating gains and losses, non-operating income and expenses and share-based compensation. Please refer to the historical reconciliation of Net Income to Adjusted Income Before Taxes, Adjusted Net Income per Share, Adjusted EBITDA, and Free Cash Flow which is attached to this Proxy Statement as Appendix A.

Executive Officer	Target Opportunity(1)	Annual Target Award(2)	Actual Payout(3)
John C. Miller	100%	$805,000	$1,051,330
F. Mark Wolfinger	90%	$472,500	$617,085
Christopher D. Bode	70%	$231,000	$301,686
Stephen C. Dunn	70%	$210,000	$274,260
Timothy E. Flemming	70%	$234,500	$306,257
Total			$2,550,618
__________

(1)	As a percentage of participant’s base salary.

(2)	For Mr. Miller reflects the change to his base salary during 2015 pursuant to the terms of the 2015 CIP.

(3)	For Mr. Miller actual payout amounts reflect prorated adjustments to his Target Award pursuant to the terms of the 2015 CIP as a result of the change to his base salary during 2015.

No Changes to CIP Structure for 2016. The structure of the CIP for 2016 remains the same as 2015.
Long-Term Equity Incentives
Overview. A key component of the total compensation package of our executive officers is a long-term equity incentive program designed to meet the following objectives:

(i)	Reward long-term Company profitability and growth,

(ii)	Promote increased stockholder value and align our executives’ interests with the interests of our stockholders,

(iii)	Offer competitive awards aligned with market practice,

(iv)	Promote stock ownership among executives,

(v)	Encourage a long-term perspective among executive officers, and

(vi)	Provide an incentive for executives to remain with the Company.

Long-Term Incentive Design for 2015. For fiscal year 2015, the Compensation Committee approved a LTI structure that supports the Company’s strategic business goals, aligns with the interests of our stockholders, and improves the competitiveness of the Company’s total executive compensation package. Although largely consistent with our LTI programs in recent years, the LTI program was modified in 2015 to include the following changes: (i) the addition of a new financial performance metric (Adjusted EBITDA Growth) to the TSR performance metric that has been the sole performance criteria utilized in the Company's recent LTI programs, with both metrics being equally weighted, (ii) the reduction of the maximum payout available under the program from 200% to 150%, (iii) the elimination of the cash settlement portion of the LTI awards resulting in the LTI awards being settled 100% in shares of Common Stock, and (iv) the addition of retirement as a separate termination event resulting in pro-rata vesting of the awards.
Fiscal Year 2015 Long-Term Incentive Grants. The Compensation Committee approved LTI grants to selected employees, including the named executive officers, in the first quarter of 2015, consistent with past practice. When considering the 2015 LTI grants, the Compensation Committee started with an intended target value for each executive officer, which was based on a percentage of his or her base salary. For 2015, the target values for LTI grants to the named executive officers, as a percentage of their respective base salaries, were as follows: Mr. Miller, 250%; Mr. Wolfinger, 110%; Messrs. Bode, Dunn and Flemming, 100% (this represents an increase from 2014, when target LTI value for the senior vice presidents was 60% of their respective base salaries). The target value was granted (i) fifty percent (50%) in the form of performance shares that may be earned based on the results of the Company’s TSR as compared to its Peer Group (the "TSR Performance Shares"), and (ii) fifty percent (50%) in the form of performance shares that may be earned based on the results of the Adjusted EBITDA Growth metric versus plan (the “Adjusted EBITDA Performance Shares”), with the actual number of target performance shares determined by dividing the target value by the grant date fair value of one performance share.
As more fully described below, the target number of performance shares may be earned from 0% to 150% based on the results of the two metrics over a three-year performance period. Once earned, the performance shares convert to and are settled in shares of Denny’s stock on a one-for-one basis. The LTI grants provide incentive for achieving earnings targets and creating stockholder value, encourage executive retention, and promote stock ownership.
For more information regarding LTI grants to our named executive officers in 2015 see the “2015 Grants of Plan-Based Awards Table.”
TSR Performance Shares. TSR Performance Shares are earned based on the Company’s TSR over a three-year period relative to peer companies’ TSR performance, with no payout at all if relative TSR performance is below a threshold amount.
Payouts of the TSR Performance Share awards will be between 0% and 150% of the target awards based on the Company’s TSR ranking relative to the Company’s peer group (listed previously) over the three-year performance period beginning on January 1, 2015 and ending December 27, 2017 (the Company’s fiscal years 2015, 2016, and 2017). The TSR Performance Shares will be earned and vested at the end of the performance period based on TSR performance. TSR, which combines share price appreciation and dividends paid to show a total return to the stockholder, will be calculated as follows:
TSR = (ending stock price – beginning stock price + reinvested dividends) / beginning stock price
The Company’s TSR performance ranking compared to its peer group at the end of the three-year performance period determines the payout level as shown below:

	Denny’s TSR Performance Ranking vs. Peers	Payout as a % of Target(1)
Below Threshold	<25th %ile	0%
Threshold	25th %ile	50%
Target	50th %ile	100%
Maximum	90th %ile	150%

_________

(1)	Payouts are interpolated between payout levels.

Adjusted EBITDA Performance Shares. Adjusted EBITDA Performance Shares are earned based on the results of the Adjusted EBITDA Growth metric during the same three-year performance period. The Adjusted EBITDA Growth metric compares the Company’s performance of Adjusted EBITDA at the beginning and end of the performance period. The number of Adjusted EBITDA Performance Shares earned will be an amount between 0% and 150% of the target awards based on the Company's Adjusted EBITDA Growth performance at threshold (50%), target (100%), or maximum (150%) payout levels over the performance period. Linear interpolation will be used to determine payouts for performance that falls between the designated levels of targeted performance.

We believe disclosure of the specific performance goals relating to Adjusted EBITDA Growth goals prior to the end of the performance period would result in competitive harm to the Company. As such, the actual Adjusted EBITDA Growth rate targets utilized in the Company's 2015 LTI program will be disclosed in the Company's proxy statement in the year following the year in which the LTI performance period ends. We do believe, based upon current EBITDA growth trends, there is a reasonable likelihood that the Company's level of achievement of the Adjusted EBITDA Growth targets may result in a payout in the range of 75% to 125% of the target awards.

No Changes to LTI Structure for 2016. The structure of the 2016 LTI remains the same as 2015.

Benefits and Perquisites
In General. The Company’s executives are eligible to participate on the same basis as other salaried employees in health and welfare plans, qualified retirement and savings plans, and other benefit plans intended to provide a financial safety net of coverage for various significant life events, such as death, disability and retirement. Along with other members of the management team, the named executive officers also participate in a non-qualified savings plan intended to allow them to contribute to a retirement plan without regard to IRS limits on the amount of earned compensation that can be voluntarily deferred into a 401(k) retirement plan. The named executive officers also receive certain perquisites including telecommunication allowances, car allowances and reimbursement for executive physicals. These perquisites serve a business purpose, are limited in value, and are consistent with those of restaurant companies and other companies of similar size.
Retirement and Savings Plans
Pension Plan. The Company’s Pension Plan (i.e., the Advantica Pension Plan) was frozen to new participants on January 1, 2000 and for benefit accrual purposes on December 31, 2004. Only one named executive officer (Mr. Flemming) had accrued pension benefits under the plan. The majority of these benefits are held under an ancillary non-qualified plan due to the limits on benefits and compensation under the Internal Revenue Code of 1986, as amended (the “Code”). There were no new benefit accruals to any of the named executive officers in 2015. During 2014, the Board approved the termination of the Advantica Pension Plan as of December 31, 2014. We currently expect that the liquidation of the Advantica Pension Plan will be completed during the first half of 2016.
Deferred Compensation Plan/401(k) Plan. Generally, all employees are eligible to participate in the Company’s 401(k) Plan, but due to IRS limits, our executives are not eligible to receive the Company’s matching contribution of up to 3% of compensation under the 401(k) Plan. Therefore, a non-qualified deferred compensation plan is offered to certain management level employees, including the named executive officers, to provide retirement benefits similar to those available to other Denny’s employees. The deferred compensation plan lets participants (i) defer up to 50% of salary and 100% of annual incentive bonus on a pre-tax basis and (ii) receive a Company match on contributions up to 3%, which is the same match offered to all employees in the Company’s 401(k) plan. Deferral of compensation under the Company's deferred compensation plan for Messrs. Miller, Wolfinger, Bode, Dunn, and Flemming is described further under the Nonqualified Deferred Compensation Table in this Proxy Statement.
Post-Termination Payments
In General. All of our executive officers participate in the Denny’s Corporation Amended and Restated Executive and Key Employee Severance Pay Plan (the “Severance Plan”). The Severance Plan was originally adopted in January 2008, later amended and restated on January 25, 2011 and again on September 18, 2013. The Severance Plan provides severance payments and benefits to our executive officers in a consistent manner. In the event of a participant’s employment termination without cause or for good reason (as such terms are defined in the Severance Plan), the Severance Plan provides for, among other items, salary continuation and health benefits for 12 months. Under the Severance Plan’s change in control provisions, a participant is entitled to an enhanced severance payment equal to two times base salary and target bonus plus health benefits for 24 months. Two events must take place – a change in control of the Company and a qualifying associated termination – before a participant is entitled to these enhanced benefits. Under the Severance Plan, no benefits are payable following a termination for cause or voluntary termination (resignation).
We provide involuntary termination severance benefits to protect individuals from events outside their control and to offer compensation packages similar to those commonly found in our market for competing executive talent. Furthermore, we provide enhanced benefits in the event of a change in control to protect against disruption during change in control activities. Potential benefits under the Severance Plan for Messrs. Miller, Wolfinger, Bode, Dunn, and Flemming are discussed further under the section entitled “Summary of Termination Payments and Benefits” later in this Proxy Statement.

Tax Considerations
Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to any one of our named executive officers. This limitation does not apply to compensation that meets the requirements under Section  162(m) for “qualified performance-based” compensation. The 2015 CIP and the 2015 LTI program were designed to meet the requirements of Section 162(m) and be fully deductible by the Company. The Compensation Committee intends to maximize deductibility of executive compensation while retaining some discretion to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent. During the 2015 fiscal year, the compensation paid to each of the named executive officers was fully deductible by the Company.
Compensation and Corporate Governance Best Practices
Stock Ownership Guidelines. The Company has stock ownership guidelines for its directors and executive officers. The guidelines were originally effective January 25, 2011, and later amended and restated as of January 1, 2014 and January 1, 2015.
Required stock ownership levels are the lesser of (1) a number of shares with an aggregate fair market value (based upon the current 50-day average Company stock price) equal to or greater than the value of an individual’s current base salary or annual cash Board retainer times his or her designated multiple set forth below or (2) a number of shares fixed as of the later of January 1, 2015 (the effective date of the amended and restated stock ownership guidelines) or the date on which an individual becomes subject to the guidelines, as determined in the manner set forth below.
Required stock ownership/retention levels for directors and executive officers is based upon the following multiples:

(i)	for directors and CEO – 3 X annual cash board retainer/base salary

(ii)	for executive officers who are executive vice presidents – 2 X base salary

(iii)	for executive officers who are senior vice presidents – 1 X base salary

The fixed number of shares referenced above is calculated for each executive officer and director as of the later of January 1, 2015 or the date on which an individual becomes subject to these guidelines, in the following manner:

Base Salary/Cash Board Retainer	X	Appropriate Multiple	/	200-Day Average Stock Price (based on the last 200 trading days prior to the later of the effective date of the guidelines or date an individual becomes subject to the guidelines)	=	Fixed Share Amount (number of shares)

Each executive officer and director will be expected to attain and thereafter maintain his or her required stock ownership level within five years from the later of January 1, 2015 or the date on which such officer or director becomes subject to the guidelines. Any executive or director who has not attained and maintained his or her stock ownership level within the five-year compliance period will not be permitted to sell Company stock received from the Company until the required level is attained and maintained.
Compensation Clawback Policy. The Company has a compensation clawback policy for named executive officers and certain other senior officers that provides for the recoupment by the Company under certain circumstances of annual cash bonuses, stock-based awards, performance-based compensation, and any other forms of cash or equity compensation other than base salary. In the event of a restatement of the Company’s previously issued financial statements as a result of an error, omission, fraud or non-compliance with financial reporting requirements (but not including any restatement or adjustment due to a change in applicable accounting principles, rules or interpretations), or a determination by the Compensation Committee that a material error was made in computing the amount of any incentive compensation, the Compensation Committee has discretion to direct the Company to recover from one or more current or former employees the incremental incentive compensation in excess of the incentive compensation that would have been earned, paid or vested based on the related or adjusted financial results.

Anti-Hedging Policy. The Company has a policy that prohibits executive officers and directors from engaging in transactions in puts, calls or other derivatives relating to Company securities on an exchange or any other organized market. The policy also prohibits executive officers and directors from engaging in certain forms of hedging or monetization transactions with respect to Company stock, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts and exchange funds.

Summary Compensation Table
The following Summary Compensation Table sets forth, for the Company’s last three completed fiscal years, the compensation paid to or earned by the Company’s named executive officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation		All Other Compensation		Total
John C. Miller	2015	$805,000	$—	$2,037,503	(1)	$—	$1,991,080	(4)	$73,991	(7)	$4,907,574
President and	2014	750,000	—	703,035	(2)	—	1,509,150	(5)	59,555	(8)	3,021,740
Chief Executive Officer	2013	738,462	—	968,415	(3)	—	573,750	(6)	31,474	(9)	2,312,101

F. Mark Wolfinger	2015	525,000	—	577,510	(1)	—	954,769	(4)	52,564	(7)	2,109,843
Executive Vice President, Chief	2014	520,961	—	240,210	(2)	—	851,505	(5)	44,132	(8)	1,656,808
Administrative Officer and Chief	2013	490,000	—	347,760	(3)	—	382,393	(6)	24,861	(9)	1,245,014
Financial Officer

Christopher D. Bode	2015	330,000	—	330,017	(1)	—	401,300	(4)	11,300	(7)	1,072,617
Senior Vice President and	2014	303,808	—	74,970	(2)	—	275,556	(5)	11,300	(8)	665,634
Chief Operating Officer

Stephen C. Dunn	2015	300,000	—	300,013	(1)	—	377,633	(4)	28,528	(7)	1,006,174
Senior Vice President,	2014	298,269	—	74,970	(2)	—	303,807	(5)	25,692	(8)	702,738
Chief Global Development Officer	2013	281,154	—	106,260	(3)	—	162,770	(6)	16,835	(9)	567,019

Timothy E. Flemming	2015	335,000	—	335,012	(1)	—	425,041	(4)	30,278	(7)	1,125,331
Senior Vice President, General	2014	326,846	—	81,090	(2)	—	344,372	(5)	26,811	(8)	779,119
Counsel and Chief Legal Officer	2013	321,538	—	122,360	(3)	—	191,910	(6)	17,500	(9)	653,308
____________

(1)
The 2015 amounts reflect the grant date fair value of performance shares granted pursuant to our 2015 LTI program. The $11.86 grant date fair value of the performance shares to be earned based on the TSR metric is based on the Monte Carlo Valuation method. The target number of performance shares to be earned based on the TSR metric granted to Messrs. Miller, Wolfinger, Bode, Dunn and Flemming was 85,898, 24,347, 13,913, 12,648 and 14,124, respectively. The $11.03 grant date fair value of the performance shares to be earned based on the Adjusted EBITDA Growth metric is based on the closing stock price of our stock on the grant date. The target number of performance shares to be earned based on the Adjusted EBITDA Growth metric granted to Messrs. Miller, Wolfinger, Bode, Dunn and Flemming was 92,362, 26,179, 14,960, 13,600 and 15,186, respectively. The value of the award at the grant date, assuming that the highest level of performance conditions will be achieved is $3,056,255, $866,255, $495,025, $450,020 and $502,518 for Messrs. Miller, Wolfinger, Bode, Dunn and Flemming, respectively. Additional information regarding the 2015 LTI program can be found in the CD&A. Details on the valuation and terms of this award can be found in Note 12 to the Consolidated Financial Statements in our Form 10-K filed with the SEC on February 29, 2016.

(2)
The 2014 amounts reflect the grant date fair value of performance shares granted pursuant to our 2014 LTI program. The $7.65 grant date fair value of the performance shares is based on the Monte Carlo Valuation method. The target number of performance shares granted to Messrs. Miller, Wolfinger, Bode, Dunn and Flemming was 91,900, 31,400, 9,800, 9,800 and 10,600, respectively. The value of the award at the grant date, assuming that the highest level of performance conditions will be achieved is $1,406,070, $480,420, $149,940, $149,940 and $162,180 for Messrs. Miller, Wolfinger, Bode, Dunn and Flemming, respectively. Details on the valuation and terms of this award can be found in Note 12 to the Consolidated Financial Statements in our Form 10-K filed with the SEC on March 13, 2015.

(3)
The 2013 amounts reflect the grant date fair value of performance shares granted pursuant to our 2013 LTI program. The $8.05 grant date fair value of the performance shares is based on the Monte Carlo Valuation method. The target number of performance shares granted to Messrs. Miller, Wolfinger, Dunn and Flemming was 120,300, 43,200, 13,200 and 15,200, respectively. The value of the award at the grant date, assuming that the highest level of performance conditions will be achieved is $1,936,830, $695,520, $212,520 and $244,720 for Messrs. Miller, Wolfinger, Dunn and Flemming, respectively. Details on the valuation and terms of this award can be found in Note 12 to the Consolidated Financial Statements in our Form 10-K filed with the SEC on March 10, 2014.

(4)
The 2015 amounts include performance-based bonuses earned under the 2015 CIP. Refer to the CD&A for more information regarding the 2015 CIP. The 2015 amount for Messrs. Miller, Wolfinger, Bode, Dunn and Flemming also includes a cash award earned on December 30, 2015 under the 2013 LTI program of $939,750, $337,684, $99,614, $103,373 and $118,784, respectively.

(5)
The 2014 amounts include performance-based bonuses earned under the 2014 CIP. The 2014 amount for Messrs. Miller, Wolfinger, Bode, Dunn and Flemming also includes a cash award earned on December 31, 2014 under the 2012 LTI program of $748,650, $376,075, $90,719, $122,340 and $145,518, respectively.

(6)
The 2013 amounts include performance-based bonuses earned under the 2013 CIP. The 2013 amount for Messrs. Wolfinger, Dunn and Flemming also includes a cash award earned on December 25, 2013 under the 2011 LTI program of $101,255, $31,955 and $42,735, respectively.

(7)
The 2015 amounts for Messrs. Miller, Wolfinger, Dunn and Flemming include Company contributions to their Company deferred compensation accounts of $55,690, $34,263, $17,228 and $19,238, respectively. The 2015 amounts also include the following perquisites; a car allowance of $17,262, $17,262, $10,000, $10,000 and $10,000 for Messrs. Miller, Wolfinger, Bode, Dunn and Flemming, respectively and a telecom allowance of $1,040, $1,040, $1,300, $1,300 and $1,040 for Messrs. Miller, Wolfinger, Bode, Dunn and Flemming, respectively.

(8)
The 2014 amounts for Messrs. Miller, Wolfinger, Dunn and Flemming include Company contributions to their Company deferred compensation accounts of $45,315, $29,892, $14,392 and $15,771, respectively. The 2014 amounts also include the following perquisites; a car allowance of

$13,200, $13,200, $10,000, $10,000 and $10,000 for Messrs. Miller, Wolfinger, Bode, Dunn and Flemming, respectively and a telecom allowance of $1,040, $1,040, $1,300, $1,300 and $1,040 for Messrs. Miller, Wolfinger, Bode, Dunn and Flemming, respectively.

(9)
The 2013 amounts for Messrs. Miller, Wolfinger, Dunn and Flemming include Company contributions to their Company deferred compensation accounts of $17,234, $10,621, $6,741 and $7,666, respectively. The 2013 amounts also include the following perquisites; a car allowance of $13,200, $13,200, $8,794 and $8,794 for Messrs. Miller, Wolfinger, Dunn and Flemming, respectively and a telecom allowance of $1,040, $1,040, $1,300 and $1,040 for Messrs. Miller, Wolfinger, Dunn and Flemming, respectively.

2015 Grants of Plan-Based Awards Table
The following table sets forth information concerning each grant of awards made to named executive officers in the last completed fiscal year under any of the Company’s plans.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards						Grant Date Fair Value of Stock and Option Awards (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
John C. Miller		402,500	805,000	1,207,500
	2/3/15				46,181	(2)	92,362	(2)	138,543	(2)	$1,018,753
	2/3/15				42,949	(3)	85,898	(3)	128,847	(3)	$1,018,750
F. Mark Wolfinger		236,250	472,500	708,750
	2/3/15				13,090	(2)	26,179	(2)	39,269	(2)	$288,754
	2/3/15				12,174	(3)	24,347	(3)	36,521	(3)	$288,755
Christopher D. Bode		115,500	231,000	346,500
	2/3/15				7,480	(2)	14,960	(2)	22,440	(2)	$165,009
	2/3/15				6,957	(3)	13,913	(3)	20,870	(3)	$165,008
Stephen C. Dunn		105,000	210,000	315,000
	2/3/15				6,800	(2)	13,600	(2)	20,400	(2)	$150,008
	2/3/15				6,324	(3)	12,648	(3)	18,972	(3)	$150,005
Timothy E. Flemming		117,250	234,500	351,750
	2/3/15				7,593	(2)	15,186	(2)	22,779	(2)	$167,502
	2/3/15				7,062	(3)	14,124	(3)	21,186	(3)	$167,511

(1)
Reflects threshold, target and maximum payout levels of performance-based bonuses awarded under the Company’s 2015 CIP. The actual amounts earned by each of the named executive officers in 2015 are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Refer to the CD&A for more information regarding our annual cash incentive bonus program.

(2)
Reflects threshold, target and maximum payout levels of performance shares that may be earned contingent on the results of the Adjusted EBITDA Growth metric that were awarded pursuant to the 2015 LTI program. Refer to the CD&A for more information regarding the 2015 LTI program.

(3)
Reflects threshold, target and maximum payout levels of performance shares that may be earned contingent on the results of the TSR metric that were awarded pursuant to the 2015 LTI program. Refer to the CD&A for more information regarding the 2015 LTI program.

(4)	The grant date fair value of awards is determined pursuant to FASB Accounting Standards Codification 718, “Compensation - Stock Compensation.”

Outstanding Equity Awards at 2015 Fiscal Year-End Table
The following table sets forth information concerning unexercised options, stock awards that have not vested and equity incentive plan awards for each named executive officer outstanding as of the end of the Company’s last completed fiscal year.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)
John C. Miller	200,000	(1)	—	$3.89	2/1/2021
						91,900	(7)	$918,081
						92,362	(8)	$922,696
						85,898	(9)	$858,121

F. Mark Wolfinger	26,100	(2)	—	$4.45	3/14/2016
	42,100	(3)	—	$4.61	3/6/2017
	126,600	(4)	—	$2.59	3/17/2018
	51,500	(5)	—	$1.67	3/31/2019
	150,000	(6)	—	$2.36	1/26/2020
	95,700	(1)	—	$3.89	2/1/2021
						31,400	(7)	$313,686
						26,179	(8)	$261,528
						24,347	(9)	$243,227

Christopher D. Bode						9,800	(7)	$97,902
						14,960	(8)	$149,450
						13,913	(9)	$138,991

Stephen C. Dunn						9,800	(7)	$97,902
						13,600	(8)	$135,864
						12,648	(9)	$126,354

Timothy E. Flemming	7,700	(2)	—	$4.45	3/14/2016
	15,300	(3)	—	$4.61	3/6/2017
	37,000	(4)	—	$2.59	3/17/2018
	43,600	(5)	—	$1.67	3/31/2019
	30,000	(6)	—	$2.36	1/26/2020
	40,400	(1)	—	$3.89	2/1/2021
						10,600	(7)	$105,894
						15,186	(8)	$151,708
						14,124	(9)	$141,099
______________

(1)	The options were granted on February 1, 2011 and vest in three equal annual installments beginning on the first anniversary of the grant date.

(2)	The options were granted on March 14, 2006 and vested in three equal annual installments beginning on the first anniversary of the grant date.

(3)	The options were granted on March 6, 2007 and vested in three equal annual installments beginning on the first anniversary of the grant date.

(4)	The options were granted on March 17, 2008 and vested in three equal annual installments beginning on the first anniversary of the grant date.

(5)	The options were granted on March 31, 2009 and vested in three equal annual installments beginning on the first anniversary of the grant date.

(6)	The options were granted on January 26, 2010 and vested in three equal annual installments beginning on the first anniversary of the grant date.

(7)
Reflects the target amount of performance shares that may be earned by the named executive officer pursuant to our 2014 LTI program and is payable in shares of Common Stock. These performance shares will be earned and vest (from 0% to 200% of the target award) based on the Company's TSR as compared to a peer group over a three-year performance period ending on December 28, 2016.

(8)
Reflects the target amount of performance shares that may be earned by the named executive officer pursuant to our 2015 LTI program and is payable in shares of Common Stock. These performance shares will be earned and vest (from 0% to 150% of the target award) based on the results of the Adjusted EBITDA Growth metric versus plan over a three-year performance period ending on December 27, 2017. Additional information regarding the 2015 LTI program can be found in the CD&A.

(9)
Reflects the target amount of performance shares that may be earned by the named executive officer pursuant to our 2015 LTI program and is payable in shares of Common Stock. These performance shares will be earned and vest (from 0% to 150% of the target award) based on the

Company's TSR as compared to a peer group over a three-year performance period ending on December 27, 2017. Additional information regarding the 2015 LTI program can be found in the CD&A.

(10)	Reflects the value as calculated using the closing price of our Common Stock as of December 30, 2015 ($9.99).

2015 Option Exercises and Stock Vested Table
The following table sets forth information concerning each exercise of stock options and vesting of stock awards, including restricted stock units, during the last completed fiscal year for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
John C. Miller	—	—	150,736	(1)	$1,409,382	(1)
F. Mark Wolfinger	—	—	54,130	(1)	$506,116	(1)
Christopher D. Bode	—	—	15,913	(1)	$148,787	(1)
Stephen C. Dunn	—	—	16,540	(1)	$154,649	(1)
Timothy E. Flemming	—	—	19,046	(1)	$178,080	(1)
______________

(1)
Reflects the amount of vested performance shares awarded to the named executive officer pursuant to our 2013 LTI program. The performance shares were earned and vested on December 30, 2015 and were paid on January 11, 2016, when the market value of the underlying stock was $9.35.

Pension Benefits Table
The following table sets forth information with respect to the Advantica Pension Plan (the “Pension Plan”) and ancillary plan, which provide for payments or other benefits to Mr. Flemming at, following, or in connection with his retirement. The other named executive officers do not participate in the Pension Plan or ancillary plan because the plans were frozen to new participants on January 1, 2000.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Timothy E. Flemming	The Advantica Pension Plan	10	$372,461	$—
______________

(1)
Of the amount in this column, $47,058 represents the amounts of the present value of accumulated benefits in the Pension Plan for Mr. Flemming and $325,403 represents the amounts of the present value of accumulated benefits in the ancillary plan for Mr. Flemming.

The Pension Plan is a noncontributory tax qualified defined benefit retirement plan maintained by the Company. As of December 31, 1999, no new participants were allowed into the Pension Plan and, as of December 31, 2004, all benefit accruals were frozen. During 2014, our Board of Directors approved the termination of the Pension Plan as of December 31, 2014. We currently expect that the liquidation of the Pension Plan will be completed during the first half of 2016.
During the period between December 31, 1999 and 2004, all pension benefit accruals for a select group of management and highly compensated employees were earned under a non-qualified ancillary plan, which provided for benefits restricted by the limits on benefits and compensation under the Code. As a result of these events, Mr. Flemming is the only named executive officer who participates in the Pension Plan and ancillary plan, and he has not accrued any benefit under the plans after December 31, 2004.
The table above shows the estimated lump sum that could be payable under the Pension Plan based on Mr. Flemming's election resulting from the expected liquidation of the Pension Plan and the ancillary plan upon a person’s normal retirement at age 65. Details on the assumptions made in the valuation of these awards can be found in Note 11 to the Consolidated Financial Statements in our Form 10-K filed with the SEC on February 29, 2016.

Nonqualified Deferred Compensation Table
The following table sets forth information with respect to the Company’s Deferred Compensation Plan which provides for the deferral of compensation for the named executive officers that is not tax-qualified.

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FY (3)
John C. Miller	$185,633	$55,690	$(17,433)	$—	$987,579
F. Mark Wolfinger	$34,263	$34,263	$933	$—	$417,493
Christopher D. Bode	$—	$—	$—	$—	$—
Stephen C. Dunn	$56,139	$17,228	$(13,431)	$—	$794,784
Timothy E. Flemming	$19,238	$19,238	$5,638	$—	$267,330
_____________

(1)	Amounts in this column are reported as 2015 compensation in the Salary column of the Summary Compensation Table.

(2)	Amounts included in this column are reported as 2015 compensation in the All Other Compensation column of the Summary Compensation Table.

(3)
Aggregate balances as of December 30, 2015 include the following amounts that were reported as compensation to the named executive officers in the Summary Compensation Table for years prior to 2015: $612,344 for Mr. Miller, $290,771 for Mr. Wolfinger, $102,564 for Mr. Dunn and $59,784 for Mr. Flemming.

The Company’s Deferred Compensation Plan (the “Deferred Compensation Plan”) allows participants to defer current compensation on a pre-tax basis. Participation is restricted to a select group of management or highly compensated employees of the Company.
Under the terms of the Deferred Compensation Plan, a participant may elect to defer up to 50% of base salary and up to 100% of bonus. The Company will match 100% of each participant’s deferrals up to 3% of the participant’s compensation. Deferrals will be credited to the participant’s account on a periodic basis consistent with the payroll cycle. Deferral elections will remain in effect from plan year to plan year unless modified or revoked by the participant during an enrollment period.
The participant’s account will be credited with earnings and losses based on the investment options selected by the participant. The participant may request a change in the allocation of an account balance or future deferrals at any time. A participant is at all times 100% vested in his or her deferral account.
Upon termination of employment for any reason (except following a change in control), a participant will receive his or her account balance in a lump sum or in installments based on his or her election. Account balances less than $50,000 will be distributed in a lump sum. At the death of a participant, the remaining amount in the participant’s account will be paid to his or her beneficiary in accordance with the participant’s election. Upon a termination of employment within two years of a change in control, a participant will receive his or her account balance in a lump sum distribution. In the event of an unforeseen financial emergency, the plan administrator may approve a participant’s withdrawal up to the amount necessary to satisfy the hardship. A participant may change the distribution schedule prior to termination of employment from a lump sum to annual installments, but not from annual installments to a lump sum. All changes must be made at least 13 months prior to termination of employment.
The Deferred Compensation Plan also provides for an “In-Service Distribution” account, typically used to save for specific financial needs at a specified date, such as college tuition payments. A participant may elect to receive some or all of a particular year’s deferral and related earnings on a particular date prior to retirement or termination of employment. Distributions can be made in a lump sum or, if the balance is at least $10,000, in two to five annual installments. A participant may extend an In-Service Distribution date by at least 5 years or may cancel the date, which results in the account balance being combined with the termination of employment account.
As a result of Code Section 409A, certain key employees (including the named executive officers) may be subject to a six-month waiting period for distributions following separation from service.

Summary of Termination Payments and Benefits
In 2015, Messrs. Miller, Wolfinger, Bode, Dunn and Flemming were participants in the Severance Plan, which provides for severance payments and benefits in the event of a participant’s employment termination without cause or for good reason (as such terms are defined in the Severance Plan), plus enhanced benefits if such termination is in connection with a change in control of the Company.
The following table summarizes the approximate value of the termination payments and benefits that each of Messrs. Miller, Wolfinger, Bode, Dunn and Flemming would have received if they had terminated employment at the close of business on December 30, 2015. The amounts shown in the table exclude distributions under our 401(k) retirement plan that is generally available to all of our salaried employees, as well as the executive’s accrued but unpaid obligations. The amounts also exclude benefits and payments that are disclosed in the Pension Benefits Table and the Nonqualified Deferred Compensation Table elsewhere in this Proxy Statement.

	John C. Miller	F. Mark Wolfinger	Christopher D. Bode	Stephen C. Dunn	Timothy E. Flemming
Reason for Termination:

By Company Without Cause; By Executive for Good reason
Cash Severance(1)	$815,000	$525,000	$330,000	$300,000	$335,000
Health & Welfare Continuation (estimated)(2)	16,812	13,599	16,812	16,812	5,912
Outplacement Services (estimated)(3)	20,000	20,000	20,000	20,000	20,000
Total	$851,812	$558,599	$366,812	$336,812	$360,912

Death or Disability
Accelerated 2014 Performance Award(4)	1,844,050	630,550	196,671	196,671	212,886
Accelerated 2015 Performance Award(4)	773,990	219,380	125,364	113,967	127,261
Total-Death or Disability	$2,618,040	$849,930	$322,035	$310,638	$340,147

Termination Within 24 Months Following a Change of Control (By Company Without Cause; By Executive for Good Reason)
Cash Severance(1)	$3,260,000	$1,995,000	$1,122,000	$1,020,000	$1,139,000
Health & Welfare Continuation (estimated)(2)	33,623	27,197	33,623	33,623	11,824
Accelerated 2014 Performance Award(4)	2,766,075	945,825	295,006	295,006	319,329
Accelerated 2015 Performance Award(4)	2,321,971	658,139	376,093	341,900	381,783
Outplacement Services (estimated)(3)	20,000	20,000	20,000	20,000	20,000
Estimated Code Section 280G "Cut-Back" to Avoid Excise Tax(5)	—	—	—	(15,329)	(83,238)
Total	$8,401,669	$3,646,161	$1,846,722	$1,695,200	$1,788,698
____________

(1)
Reflects severance payments pursuant to the Severance Plan consisting of salary continuation for 12 months, or a lump sum payment equal two times base salary and target bonus in the event of termination within two years of a change in control.

(2)
Reflects a payment pursuant to the Severance Plan equal to the cost of providing continued health and welfare benefits for a period of 12 months following termination, or a period of 24 months following termination within two years of a change in control.

(3)	Executives are eligible to receive up to $20,000 of outplacement services pursuant to the Severance Plan for a period of 12 months following termination.

(4)
2014 and 2015 performance shares vest upon a change in control at the actual performance level at the date of change in control. Upon death or termination upon permanent disability, the performance shares vest on a pro rated basis based upon actual performance.

(5)
The Severance Plan provides that in the event the executive would be subject to a 20% excise tax under Section 4999 of the Internal Revenue Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits will be reduced to the maximum amount that does not trigger the excise tax, unless the executive would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.

Director Compensation Table
The following table sets forth information concerning the compensation of the Company’s non-employee directors for 2015.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Gregg R. Dedrick	$95,000	$100,000	$195,000
José M. Gutiérrez	$80,000	$100,000	$180,000
George W. Haywood	$80,000	$100,000	$180,000
Brenda J. Lauderback	$90,000	$100,000	$190,000
Robert E. Marks	$100,000	$100,000	$200,000
Louis P. Neeb	$30,989	$0	$30,989
Donald C. Robinson	$75,000	$100,000	$175,000
Debra Smithart-Oglesby	$132,500	$155,004	$287,504
Laysha Ward	$75,000	$100,000	$175,000
_________

(1)
Under the current director compensation package, which became effective May 21, 2015, each non-employee director of Denny’s Corporation, except for the Board Chair whose annual cash retainer for 2015 was $130,000, receives an annual cash retainer of $75,000 (paid in equal quarterly installments and pro-rated in those instances where a director serves only a portion of the year). Mr. Dedrick, Chair of the Compensation Committee, Ms. Lauderback, Chair of the Corporate Governance Committee and Mr. Marks, the Chair of the Audit Committee, received additional annual retainers of $15,000, $15,000 and $20,000, respectively, for their service as committee chairs. As members of the Audit Committee, Messrs. Dedrick, Gutiérrez, Haywood and Marks each received an additional annual retainer of $5,000 due to the additional number of regularly scheduled meetings. Mr. Neeb received a pro-rata portion of the annual cash retainer and additional Audit Committee member retainer, based on his resignation from the Board during 2015. Ms. Smithart-Oglesby received a pro-rata portion of the additional Audit Committee member retainer, based on her appointment to the Committee during 2015.

(2)
The amounts in this column reflect the grant date fair value of deferred stock units (“DSUs”) and restricted stock units (“RSUs”) awarded to directors pursuant to the 2012 Omnibus Plan. Under the current director compensation program, each director receives an annual stock award with a grant date value of $100,000, except for the Board Chair who receives an annual stock award with a grant date value of $155,000. The aggregate number of DSUs and RSUs held as of December 30, 2015 for Messrs. Dedrick, Gutiérrez and Haywood, Ms. Lauderback, Messrs. Marks and Robinson and Mss. Smithart-Oglesby and Ward were 24,500, 63,661, 64,478, 141,780, 146,848, 131,555, 193,286 and 83,961, respectively. Mr. Neeb did not hold any DSUs as of year-end, as they were converted to shares upon his resignation from the Board during 2015. The aggregate number of stock options held as of December 30, 2015 for Mr. Marks and Ms. Smithart-Oglesby were 37,800 and 37,800, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than 10% of the Common Stock to file reports of initial ownership and changes in their ownership of the Common Stock with the SEC. Additionally, SEC regulations require that the Company identify any individuals for whom any of such reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To the Company’s knowledge (based solely on review of reports furnished to it and written representations that no other reports were required during and with respect to the fiscal year ended December 30, 2015) the Company’s officers, directors and 10% stockholders complied on a timely basis with their Section 16(a) filing requirements for the fiscal year ended December 30, 2015.

RELATED PARTY TRANSACTIONS

Wells Fargo Bank, National Association (“Wells Fargo”) is disclosed as a related person because its parent holding company, Wells Fargo & Company, has disclosed beneficial ownership in excess of 5% of our Common Stock in its filings with the SEC as described further under “Equity Security Ownership-Principal Stockholders” in this Proxy Statement. On November 6, 2015, the Company entered into a variable term, capped accelerated share repurchase (the “ASR”) agreement with Wells Fargo to repurchase an aggregate of $50 million of our Common Stock. On November 6, 2015, we paid $50 million and between November 6, 2015 and November 12, 2015 received initial deliveries totaling 3.5 million shares of our Common Stock, representing the minimum number of shares to be delivered based on the cap price. The total aggregate number of shares of our Common Stock to be repurchased pursuant to the ASR agreement will be based generally on the average of the daily volume-weighted average prices of our Common Stock, less a fixed discount, over the term of the ASR agreement, subject to a minimum number of shares. The ASR agreement is expected to be completed no later than July 2016. Under the terms of the ASR agreement, Wells Fargo will not receive any fees directly from the Company. However, over the course of the life of the transaction, Wells Fargo may make profits in connection with its hedging and risk management of the transaction. Wells Fargo also serves as the administrative agent (and provides related interest rate swaps) with respect to our bank credit facility, the trustee under our pension plan, the administrator under our 401(k) retirement plan, and our depositary bank and receives customary fees in connection with such capacities.

During the Company’s last fiscal year, other than the transactions and relationships set forth above, there were no transactions that occurred or relationships that existed between the Company and its directors, director nominees, executive officers, 5% stockholders or their respective immediate family members that require disclosure under SEC regulations.
The Company maintains a written policy and procedures for the review, approval or ratification of related party transactions. Pursuant to the Company’s Related Party Transaction Policy and Procedures, the Company will enter into or ratify transactions with “related parties” (as the term is defined in Item 404 of Regulation S-K) only when the Board, acting through the Governance Committee determines that the related party transaction in question is in, or is not inconsistent with, the best interests of the Company and its stockholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides or receives products or services to or from a related party on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Accordingly, the Governance Committee will review the material facts of all proposed related party transactions that require approval and either approve or disapprove of the entry into the related party transaction. If advance Governance Committee approval of a related party transaction is not feasible, then the related party transaction will be considered and, if the Governance Committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. In determining whether to approve or ratify a related party transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.
CODE OF ETHICS
Denny’s Corporation has adopted a code of ethics entitled “Denny’s Code of Conduct” which is applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Corporate Controller, all other executive officers and key financial and accounting personnel as well as each salaried employee of the Company. The Denny’s Code of Conduct is posted on the Company’s website at www.dennys.com.
The Company will post on its website any amendments to, or waivers from, a provision of the Denny’s Code of Conduct that applies to the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Corporate Controller or persons performing similar functions, and that relates to (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that Denny’s Corporation files with, or submits to, the SEC and in other public communications made by Denny’s Corporation; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of Denny’s Code of Conduct to an appropriate person or persons identified in the code; or (v) accountability to adherence to the code.
OTHER MATTERS
Expenses of Solicitation
The Company will pay the costs of solicitation of proxies, including the cost of assembling and mailing this Proxy Statement and the material enclosed herewith. In addition to the use of the mails, proxies may be solicited personally, by telephone or facsimile or by corporate officers and employees of the Company without additional compensation. If you vote via the telephone or Internet or participate in the Annual Meeting through the Internet, you may incur costs associated with the telephone or electronic access, such as usage charges from Internet access providers and telephone companies, which the Company will not reimburse. The Company intends to request brokers and banks holding stock in their names or in the names of nominees to solicit proxies from their customers who own such stock, where applicable, and will reimburse them for their reasonable expenses of mailing proxy materials to their customers.

Discretionary Proxy Voting
In the event that any matters other than those referred to in the accompanying Notice of Meeting should properly come before and be considered at the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.
2017 Stockholder Proposals
In order for stockholder proposals intended to be presented at the year 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”) to be eligible for inclusion in the proxy statement and the form of proxy for such meeting, they must be received by the Company at the corporate address set forth above no later than December 15, 2016. Regarding stockholder nominations of directors and stockholder proposals intended to be presented at the 2017 Annual Meeting but not included in the proxy statement, including stockholder nominations of directors, pursuant to Article II, Sections 2 and 3 of the By-laws, respectively, written notice of such proposals, to be timely, must be received by the Company no earlier than February 23, 2017 and no later than March 25, 2017 (i.e., no more than 90 days and no less than 60 days prior to May 24, 2017, the first anniversary of the Annual Meeting). In the event that the date of the 2017 Annual

Meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received by the Company no later than the later of (i) 70 days prior to the date of the meeting or (ii) the 10th day following the day on which public announcement of the date of the meeting was made. All such nominations and proposals for which timely notice is not received in the manner described above will be ruled out of order at the meeting, resulting in any such nominee not being eligible for election or such proposal’s underlying business not being eligible for consideration at the meeting. Such notices must contain the information specified in the By-laws, including information concerning the proposed nominee or proposal and information about the stockholder’s ownership of Common Stock.
Electronic Access to Future Proxy Materials and Annual Reports
Most stockholders may elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a stockholder of record, you can choose this option for future proxy statements and annual reports by marking the appropriate box on your proxy card or by following the instructions provided for you if you vote over the Internet or by telephone. If you hold Common Stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.
If you choose to view future proxy statements and annual reports only over the Internet, next year you will receive a notice in the mail with instructions containing the Internet address of those materials.
Your choice will remain in effect indefinitely until you give notification otherwise by following the instructions to be provided.
FORM 10-K
A copy of the Company’s Form 10-K for the fiscal year ended December 30, 2015 as filed with the SEC is available, without charge, upon written request directed to Denny’s Corporation, Investor Relations, at the corporate address set forth in “General – Stockholder Voting – Voting by Proxy” in this Proxy Statement.

APPENDIX A
DENNY’S CORPORATION
Income, EBITDA, Free Cash Flow, and Net Income Reconciliations
(Unaudited)

Income, EBITDA and Free Cash Flow Reconciliation	Fiscal Year Ended
(In thousands)	12/30/2015	12/31/2014
Net income	$35,976	$32,725
Provision for income taxes	17,753	16,036
Operating (gains), losses and other charges, net	2,366	1,270
Other nonoperating expense (income), net	139	(612)
Share-based compensation	6,635	5,846
Adjusted Income Before Taxes(1)	$62,869	$55,265

Interest expense, net	9,283	9,182
Depreciation and amortization	21,472	21,218
Cash payments for restructuring charges and exit costs	(1,475)	(2,036)
Cash payments for share-based compensation	(3,440)	(1,083)
Adjusted EBITDA(1)	$88,709	$82,546

Cash interest expense, net	(8,299)	(8,139)
Cash paid for income taxes, net	(5,364)	(3,802)
Cash paid for capital expenditures	(32,780)	(22,076)
Free Cash Flow(1)	$42,266	$48,529

Net Income Reconciliation	Fiscal Year Ended
(In thousands)	12/30/2015	12/31/2014
Net income	$35,976	$32,725
(Gains) losses on sales of assets and other, net	(93)	(112)
Impairment charges	935	401
Loss on debt refinancing	293	—
Tax effect(2)	(375)	(95)
Adjusted Net Income(1)	$36,736	$32,919

Diluted weighted-average shares outstanding	84,729	88,355

Adjusted Net Income Per Share(1)	$0.43	$0.37
____________

(1)
The Company believes that, in addition to other financial measures, Adjusted Income Before Taxes, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Net Income Per Share are appropriate indicators to assist in the evaluation of its operating performance on a period-to-period basis. The Company also uses Adjusted Income, Adjusted EBITDA and Free Cash Flow internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate its ability to service debt because the excluded charges do not have an impact on its prospective debt servicing capability and these adjustments are contemplated in its credit facility for the computation of its debt covenant ratios. Free Cash Flow, defined as Adjusted EBITDA less cash portion of interest expense net of interest income, capital expenditures, and cash taxes, is used to evaluate operating effectiveness and decisions regarding the allocation of resources. However, Adjusted Income Before Taxes, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Net Income Per Share should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

(2)
Tax adjustments for the year ended December 30, 2015 are calculated using the Company’s year-to-date effective tax rate of 33.0%. Tax adjustments for the year ended December 31, 2014 are calculated using the Company’s year-to-date effective tax rate of 32.9%.

A-1

Notice of Annual Meeting and Proxy Statement
Annual Meeting of Stockholders to be held May 24, 2016

DENNY'S CORPORATION
203 EAST MAIN ST. (P-12-02)
SPARTANBURG, SC 29319
ATTN: J. SCOTT MELTON

As a stockholder of Denny's Corporation, you have the option of voting the shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 P.M., Eastern Time, on May 23, 2016. The 2016 Proxy Statement and the 2015 Annual Report of Denny's Corporation are available at:
http://materials.proxyvote.com/24869p

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 23, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DENN2016**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 23, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E06127-P76882 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DENNY'S CORPORATION

The Board of Directors recommends you vote "FOR" all nominees listed in Proposal 1 and "FOR" Proposals 2, 3 and 4.

1. Election of (10) directors.

Nominees:	For	Against	Abstain
1a. Gregg R. Dedrick	☐	☐	☐
1b. José M. Gutiérrez	☐	☐	☐
1c. George W. Haywood	☐	☐	☐
1d. Brenda J. Lauderback	☐	☐	☐
1e. Robert E. Marks	☐	☐	☐
1f. John C. Miller	☐	☐	☐
1g. Donald C. Robinson	☐	☐	☐
1h. Debra Smithart-Oglesby	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

	For	Against	Abstain
1i. Laysha Ward	☐	☐	☐
1j. F. Mark Wolfinger	☐	☐	☐
2. A proposal to ratify the selection of KPMG LLP as the independent registered public accounting firm of Denny's Corporation and its subsidiaries for the year ending December 28, 2016.	☐	☐	☐
3. An advisory resolution to approve the executive compensation of the Company.	☐	☐	☐
4. A proposal to adopt an amendment to the Company's By-laws to designate Delaware as the exclusive forum for certain legal actions.	☐	☐	☐

Note: Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2015 Annual Report are available at http://materials.proxyvote.com/24869p.

E06128-P76882

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

DENNY'S CORPORATION

The undersigned hereby appoints Debra Smithart-Oglesby and John C. Miller as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of the Common Stock of Denny's Corporation held of record by the undersigned on March 29, 2016 at the Annual Meeting of Stockholders to be held on May 24, 2016 or any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3 AND 4.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued, and to be marked, dated and signed on the other side.)